UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GLOBAL MEDICAL REIT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee paid on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CHAIRMAN’S LETTER

March 31, 2025

Dear Stockholder:

On behalf of the Board of Directors of Global Medical REIT Inc., a Maryland corporation, I cordially invite you to attend our annual meeting of stockholders on May 14, 2025, at 10:00 a.m. (ET), to be held virtually, by remote communication. To attend the meeting, you must register at https://viewproxy.com/gmre/2025/ by 11:59 p.m. (ET) on May 12, 2025.

We believe that the online tools we have selected will facilitate stockholder communication, allowing stockholders to communicate with us in advance of, and during, the Annual Meeting. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting, and vote their shares electronically at the Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration, and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting.

If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares at the Annual Meeting) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/gmre/2025/. On the day of the Annual Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Jeffrey Busch
Chairman of the Board, Chief Executive Officer and President

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held Virtually on May 14, 2025

The Proxy Statement and 2024 Annual Report are available online at https://www.viewproxy.com/GMRE/2025 and in the “Investor Relations” section of our website at http://www.globalmedicalreit.com.

The 2025 Annual Stockholder Meeting (the “Annual Meeting”) of Global Medical REIT Inc., a Maryland corporation (the “Company”), will be held virtually via live webcast on May 14, 2025, at 10:00 a.m. (ET). To attend the meeting, you must register at https://viewproxy.com/gmre/2025/ by 11:59 p.m. (ET) on May 12, 2025.

Items of Business

As a stockholder, you will be asked to:

1.	elect seven nominees to serve as directors on our Board of Directors (our “Board of Directors”), each to serve until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies;

2.	consider and vote on an advisory resolution to approve named executive officer compensation as described in the Company’s Proxy Statement for the Annual Meeting;

3.	consider and vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and

4.	transact such other business as may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

Record Date

The Board of Directors has fixed the close of business on March 19, 2025, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting

You may authorize your proxy on the Internet or by phone. For a beneficial holder to vote at the meeting, you must submit a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting. We encourage you to instruct us on the Internet as to the authorization of your proxy. Instructions for authorizing your vote are contained on the Notice of Internet Availability. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

Virtual Meeting

To attend the meeting, you must register at https://web.viewproxy.com/GMRE/2025 by 11:59 p.m. (ET) on May 12, 2025. A unique join link to the Annual Meeting and a password will be provided to each stockholder who registers to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting virtually, your vote is very important, and we encourage you to authorize your proxy as promptly as possible. If you vote by proxy, but later decide to attend the Annual Meeting virtually, or for any other reason desire to revoke your proxy, you may still do so by following the procedures set forth in the proxy statement.

As permitted by the Securities and Exchange Commission (the “SEC”), the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to all stockholders of record. All stockholders will have the ability to access the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on February 28, 2025 on a website referred to in this Notice of Internet Availability or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in this Notice of Internet Availability.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

We look forward to speaking with you at the meeting.

Bethesda, Maryland	On behalf of the Board of Directors,

March 31, 2025

Jamie Barber
General Counsel and Secretary

PROXY STATEMENT

This proxy statement, including the information incorporated by reference herein (collectively, this “Proxy Statement”), provides information about the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Medical REIT Inc., a Maryland corporation.

Meeting Information
Date:	May 14, 2025
Time:	10:00 a.m. (ET)
Virtual Meeting:	Register at: https://web.viewproxy.com/GMRE/2025
Record Date:	Close of Business on March 19, 2025

How to Vote
Your vote is important. You may authorize your proxy in advance of the meeting via the Internet, by telephone or by mail, or you may vote by attending and voting online at the 2025 Annual Meeting of Stockholders. Please refer to the Notice of Internet Availability, proxy card or voter instruction form for detailed voting instructions.

The Notice of Internet Availability and this Proxy Statement and form of proxy were first made available to stockholders on the Internet on March 31, 2025.

Voting Items	Board Vote Recommendation
Elect seven nominees to serve as directors on our Board of Directors (our “Board of Directors” or our “Board”), each to serve until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies. See “Proposal 1 – Election of Directors.”	FOR each nominee
Consider and vote on an advisory resolution to approve named executive officer (“NEO”) compensation as described in the Proxy Statement. See “Proposal 2 – Advisory Vote on Named Executive Officer Compensation.”	FOR this proposal
Consider and vote on the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2025. See “Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm.”	FOR this proposal

CONTACT INFORMATION AND GENERAL INFORMATION

The Board of Directors of Global Medical REIT Inc., a Maryland corporation, has made these materials available to you on the Internet in connection with the Company’s solicitation of proxies for its Annual Meeting to be held on May 14, 2025, virtually, by remote communication, at 10:00 a.m. (ET). These materials were first made available to stockholders on the Internet on March 31, 2025. Unless the context requires otherwise, references in this Proxy Statement to “we,” “our,” “us,” “GMRE,” “our Company” and the “Company” refer to Global Medical REIT Inc.

The mailing address of our principal executive office is c/o Global Medical REIT Inc., 7373 Wisconsin Avenue, Suite 800, Bethesda, MD 20814, Attention: Chief Operating Officer, and our main telephone number is (202) 524-6851. We maintain an Internet website at http://www.globalmedicalreit.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet, instead of mailing printed copies. Accordingly, we are sending a Notice of Internet Availability on or about March 31, 2025 to our stockholders of record as of the close of business on March 19, 2025, the record date. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how to authorize your proxy to vote online, by phone and how to request a paper copy of the Proxy Statement and 2024 Annual Report free of charge if you so desire. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more stockholders of record reside at the same address. Each stockholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Stockholders of record authorizing their vote by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement. Stockholders of record authorizing their vote via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable.

Once given, a stockholder’s consent will remain in effect until he or she revokes it by notifying us. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice.

Stockholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting us at the address and main telephone number above.

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.

Any such beneficial owner can request a separate copy of this Proxy Statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on February 28, 2025 (the “2024 Annual Report”) by contacting us as described above. Beneficial owners with the same address who receive more than one Proxy Statement and 2024 Annual Report may request delivery of a single Proxy Statement and 2024 Annual Report by contacting the Corporate Secretary in writing at the address and main telephone number above.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and Where is the Annual Meeting?

The Annual Meeting will be held May 14, 2025, at 10:00 a.m. (ET). The Annual Meeting will be conducted via a virtual format (i.e., no physical meeting will take place). A unique link to attend the Annual Meeting and a password will be provided to each stockholder who registers to attend the Annual Meeting, as described below.

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Why are you holding the Annual Meeting in a virtual format?

In accordance with our recent practice and to maintain ease of access for our stockholders, the Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

How Do I Register for the Annual Meeting?

Please visit https://web.viewproxy.com/GMRE/2025 to register to attend the Annual Meeting.

ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 P.M. (ET) ON MAY 12, 2025.

●	If you hold your shares in your name and have received a Notice of Internet Availability or proxy card, please click “Registration for Registered Holders” and enter your name, phone number, e-mail address and indicate if you plan to vote at the meeting.

●	If you hold your shares through a bank or broker, please click “Registration for Beneficial Holders” and enter your name, phone number, e-mail address and indicate if you plan to vote at the meeting. Then please upload or email a copy of your legal proxy that you have obtained from your bank or broker to virtualmeeting@viewproxy.com.

●	Beneficial holders must submit a copy of their legal proxy from their bank or broker if they wish to vote their shares at the Annual Meeting.

●	If a beneficial holder wants to attend the meeting and not vote, they will need to provide proof of ownership (see below “How Do I Demonstrate Proof of Stock Ownership?”) during registration.

How Do I Demonstrate Proof of Stock Ownership?

●	If you are a registered holder, the proof of your stock ownership is your name and address as it appears on the proxy card or Notice of Internet Availability you have received. Our team will crosscheck this with a list of all registered holders to confirm your stock ownership.

●	If you are a beneficial holder (meaning, you hold your shares at a bank or broker), your proof will be the copy of your legal proxy that you obtain from your bank or broker, a copy of your voter instruction form, proxy card, Notice of Internet Availability, or current broker statement. Please upload or email proof of stock ownership to virtualmeeting@viewproxy.com.

What is the Difference Between a Stockholder of Record and a Beneficial Owner of our Common Stock Held in Street Name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice of Internet Availability directly to you.

Beneficial Owner of Stock Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

I’ve Submitted My Registration — What Happens Now?

●	A member of our team will review and confirm your registration.

●	If you are a beneficial holder and want to attend the virtual Annual Meeting and not vote, you will need to provide proof of stock ownership (see “How Do I Demonstrate Proof of Stock Ownership?”).

●	An e-mail will be sent with the link to attend the Annual Meeting.

●	Two days prior to the meeting, you will receive the password that you will need to attend the virtual Annual Meeting.

●	You will need the password to attend the virtual Annual Meeting.

●	If you have indicated that you will be voting at the virtual Annual Meeting, and you are a registered holder, your virtual control number is on your Proxy Card or Notice of Internet Availability. You will need your virtual control number to vote your shares during the virtual Annual Meeting.

●	If you are a beneficial holder and want to vote at the virtual Annual Meeting, you must upload a copy of your legal proxy which you need to obtain from your bank or broker and then a virtual control number will be e-mailed to you. You will need your virtual control number to vote your shares during the virtual Annual Meeting.

Who can Attend the Annual Meeting?

All record owners of shares of our common stock, par value $0.001 per share (our “common stock”), as of the close of business on March 19, 2025, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting.

How Do I Attend the Annual Meeting?

If you have registered for the Annual Meeting at: https://web.viewproxy.com/GMRE/2025, please refer to your meeting invitation e-mail for your unique join link. Please click that link and use the password that will be e-mailed to you two days prior to the Annual Meeting. This will give you access to the Global Medical REIT Inc. 2025 Annual Meeting.

Where Can I Find My Virtual Control Number?

●	You first must register to attend the meeting at: https://web.viewproxy.com/GMRE/2025.

●	If you have indicated that you will be voting at the meeting, and you are a registered holder, your virtual control number is on your proxy card or Notice of Internet Availability.

●	If you are a beneficial holder and want to vote at the meeting, you must upload a copy of your legal proxy which is obtained from your bank or broker and then a virtual control number will be e-mailed to you.

Who May Vote?

You may vote if you were the record owner of shares of our common stock at the close of business on March 19, 2025, the record date for the Annual Meeting. Each share of our common stock owned as of the record date is entitled to one vote.

How Do I Vote?

There are four ways to vote, either by authorizing a proxy or voting at the Annual Meeting:

●	During the Meeting. See “How Do I Vote During the Meeting?” below.

●	Via the Internet. You may authorize a proxy via the Internet by following the instructions provided in the Notice of Internet Availability.

●	By Phone. You may authorize a proxy via telephone by following the instructions provided in the Notice of Internet Availability.

●	By Mail. If you requested to receive printed proxy materials, you can also authorize a proxy by mail pursuant to instructions provided on the proxy card.

How Do I Vote During the Meeting?

During the Annual Meeting, please visit www.AALvote.com/GMRE to vote your shares during the meeting while the polls are open. You will need your Virtual Control Number to vote your shares.

●	If you have indicated that you will be voting at the meeting, and you are a registered holder, your virtual control number is on your proxy card or Notice of Internet Availability.

●	If you are a beneficial holder and want to vote at the meeting, you must upload a copy of your legal proxy which is obtained from your bank or broker and then a virtual control number will be e-mailed to you.

How Do I Participate In the Annual Meeting?

We are hosting the Annual Meeting through a virtual format only. You will not be able to attend the meeting in person. You will be able to attend the Annual Meeting via live audio webcast, submit your questions during the meeting, and vote your shares electronically at the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m. (ET). Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting procedures which are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

If you plan to attend the Annual Meeting virtually, please be sure that you have already registered to attend the Annual Meeting. If your registration has been accepted and you are not able to access the meeting, be sure that you have downloaded the required software. If you are still encountering any difficulties accessing the virtual meeting, please email virtualmeeting@viewproxy.com.

What If I Hold Multiple Positions and Have Multiple Virtual Control Numbers?

You will only need the password to access the meeting, however you will need to use each virtual control number to vote each position.

What am I voting on?

Our Board of Directors is soliciting your vote for:

(1)	the election of seven directors (each to serve until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies);

(2)	an advisory resolution to approve NEO compensation as described in the Proxy Statement;

(3)	the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025; and

(4)	any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends you vote:

(1)	“FOR” the election of each nominee named in this Proxy Statement (see Proposal No. 1);

(2)	“FOR” the advisory resolution approving NEO compensation (see Proposal No. 2); and

(3)	“FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025 (see Proposal No. 3).

How many votes do I have?

You are entitled to one vote for each whole share of our common stock you held as of the close of business on March 19, 2025. Our stockholders do not have the right to cumulate their votes for directors.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If no instructions are given in a duly authorized proxy, shares will be voted in accordance with the Board’s recommendations.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the vote at the Annual Meeting. You may authorize your proxy to vote again on a later date prior to the Annual Meeting via the Internet or phone (in which case only your latest Internet proxy or phone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting virtually. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary prior to the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote virtually at the Annual Meeting.

Brokerage firms generally have the authority to vote customers’ non-voted shares on certain “routine” matters. If your shares are held in the name of the brokerage firm, the brokerage firm can vote your shares for the ratification of Deloitte as our registered independent public accounting firm for the year ending December 31, 2025 (Proposal No. 3) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposals No. 1 and 2) are not considered “routine” and therefore may not be voted upon by your broker without instructions.

What constitutes a quorum for the Annual Meeting?

As of the close of business on the record date for the Annual Meeting, there were 66,878,728 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the votes entitled to be cast must be present in person, including virtually, or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote on the Internet or by phone, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. No business may be conducted at the Annual Meeting if a quorum is not present.

What vote is required to approve an item of business at the Annual Meeting?

Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting and at which a quorum is present is required to elect a director. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Advisory Vote on NEO Compensation (Proposal No. 2). The affirmative vote of a majority of the votes cast at the Annual Meeting and at which a quorum is present is required to approve this proposal. For purposes of this vote, abstentions and broker-non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Ratification of the Appointment of Deloitte (Proposal No. 3). The affirmative vote of a majority of the votes cast at the Annual Meeting and at which a quorum is present is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum. Because brokers are entitled to vote on Proposal 3 without specific instructions from beneficial owners, there will be no broker non-votes on this matter.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four-business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

How can a stockholder propose business to be brought before next year’s annual meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive any stockholder proposals intended to be presented at our 2026 annual meeting of stockholders on or before December 1, 2025, for a proposal to be eligible to be included in the Proxy Statement and form of proxy to be distributed by the Board of Directors for that meeting. In addition, if you desire to otherwise present a stockholder proposal or director nomination before our 2026 annual meeting, you must comply with our bylaws, which require that you provide written notice of such proposal or nomination, as well as additional information set forth therein, no earlier than November 1, 2025 and no later than 5:00 p.m. (ET) on December 1, 2025; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from May 14, 2026, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (ET), on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

How are proxies solicited?

We are soliciting proxies by furnishing this Proxy Statement and proxy card to our stockholders. The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers, and directors of the Company may also solicit proxies by email, telephone or in person, without additional compensation for such activities. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

OVERVIEW OF 2024 PERFORMANCE

As described in more detail below, short-term interest rates decreased during the second half of 2024, causing the interest rate on our floating-rate indebtedness to decrease. However, our common stock price decreased towards the end of the year, which increased our cost of equity capital, tempering any positive changes to our cost of capital resulting from reduced short-term interest rates. Despite these cost of capital challenges, the Company was able to acquire an $80 million portfolio of healthcare facilities during 2024 and entered into a purchase agreement to acquire an additional $70 million of healthcare facilities, which are expected to close during the first half of 2025.

Federal Reserve Begins Lowering the Federal Funds Rate in September 2024

During 2024, the U.S. Federal Reserve began lowering the Federal Funds Rate as inflation began to moderate. The chart below illustrates the movement of the Federal Funds Rate during 2024.

The decreases in the Federal Funds Rate in 2024 led to decreases in other interest rates, including the reference rate for our floating rate debt, the one-month Secured Overnight Financing Rate (“SOFR”). The chart below illustrates the changes in one-month SOFR during 2024.

As a result of decreases in short term interest rates during 2024, the weighted average interest rate on our indebtedness decreased from 3.83% as of December 31, 2023 to 3.75% as of December 31, 2024. Although the Company’s cost of indebtedness decreased during the year, its cost of equity increased due to a decrease in the price of the Company’s common stock, which decreased from $11.10 as of December 29, 2023 (the last trading day in 2023) to $7.72 as of December 31, 2024.

Asset Acquisitions

Despite the Company’s cost of capital challenges in 2024, it was able to purchase and place under contract to purchase an aggregate of $150 million of healthcare facilities, consisting of:

●	a portfolio of 15 healthcare facilities for an aggregate purchase price of $80.3 million, which closed during 2024; and

●	a portfolio of five healthcare facilities for an aggregate purchase price of $69.6 million, which the Company entered into a contract to acquire during the fourth quarter of 2024 (the “Five-Property Portfolio”). The Company completed the acquisition of three properties in the Five-Property Portfolio in February 2025.

The Company believes the acquisition of these two portfolios demonstrates its ability to source accretive, high-quality deals despite its elevated cost of capital. The Company’s obligations to close on the remaining two properties in the Five-Property Portfolio are subject to certain customary terms and conditions. Accordingly, there is no assurance that the Company will close the remainder of this acquisition on a timely basis, or at all.

Sustainability and Human Capital Resources

Our business values integrate environmental sustainability, social responsibility, and strong governance practices throughout our Company. Our Board’s approach to these practices is viewed through the lens of reducing and controlling the Company’s risk profile.

Our Board continues to lead our sustainability efforts, and our Board has a standing committee focused on such efforts. The primary purpose of this committee is to assist the Board in fulfilling our responsibilities to provide oversight and support of our efforts and goals regarding sustainability matters by overseeing: (1) our general sustainability strategy and policies as set by our management, (2) communications with our employees, investors, and other stakeholders with respect to sustainability matters, (3) developments relating to, and improving our understanding of, sustainability matters, (4) our compliance with certain sustainability-related legal and regulatory requirements, and (5) coordination with other Board committees on sustainability matters of common import.

In June 2024, we released our third Corporate Social Responsibility Report, which detailed our progress and areas of focus in the sustainability realm. The contents of our Corporate Social Responsibility Report are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC.

Environmental Sustainability

We take climate change and the risks associated with climate change seriously—both physical and transitional. We utilized Moody’s 427 Risk Management platform to help us identify and measure the potential climate risk exposure for our properties. The analysis summarizes the climate change-related risks, groups them by onset potential, and identifies opportunities for risk mitigation.

We utilize the ENERGY STAR platform to collect and track our energy consumption data and have identified properties that are strong candidates for the ENERGY STAR certificate program. In 2022, we earned an ENERGY STAR certification for our Select Medical facility in Omaha, Nebraska, which scored 99, and for our Brown Clinic facility in Watertown, South Dakota, which attained a score of 84. In addition, in 2023, our facilities located in Dumfries, Virginia, Hialeah, Florida, and Dallas, Texas joined those in Omaha and Watertown as ENERGY STAR certificate recipients.

We assess energy efficiency and sustainability when evaluating investment opportunities. We utilize utility and energy audits that are performed by third-party engineering consultants during the due diligence phase of our acquisitions. The energy consumption data that we collect is used to calculate our facilities’ carbon emission levels.

We continue to improve and expand our efforts in the corporate sustainability arena through tenant outreach and data collection to benchmark our portfolio’s energy consumption and efficiency. We improved our overall GRESB score to 57 in 2024. The scores reflect activity for the previous year. Since we began receiving a GRESB score in 2021, we have improved our score by 15 points.

Social Responsibility

Our commitment to employee engagement remains a high priority. Building on the findings from our employee engagement survey, we continue to emphasize employee work effectiveness, growth and professional development.

Governance

In addition to our Nominating and Corporate Governance Committee, our Board has a standing committee that oversees the Company’s environmental, social, governance and resilience efforts.

We are a member of the National Association of Corporate Directors.

Human Capital Resources

We believe we offer a competitive pay and benefits package, with nearly all our employees participating in our equity incentive plans. We also foster the development of our employees’ expertise and skillsets, and encourage our employees to build new skill sets, such as in the sustainability space. We have established policies that are designed to provide a safe, harassment-free work environment and to foster a corporate culture based on principles of equal employment opportunity. As a result, we believe our employees are committed to building strong, innovative and long-term relationships with each other and with our tenants. Our employees at our corporate office are permitted to work remotely.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Executive Officers

The following table provides information about the individuals nominated for election as directors at the Annual Meeting and our executive officers as of the date of this Proxy Statement.

Name	Age	Position
Jeffrey Busch	67	Chairman of the Board, Chief Executive Officer and President
Robert Kiernan	59	Chief Financial Officer and Treasurer
Alfonzo Leon	49	Chief Investment Officer
Danica Holley	52	Chief Operating Officer
Jamie Barber	48	General Counsel and Secretary
Henry Cole†	80	Director
Matthew L. Cypher, Ph.D.†	48	Director
Ronald Marston†	82	Director
Zhang Huiqi	35	Director
Lori Wittman†	66	Director
Paula Crowley†	70	Director

†	This individual is independent in accordance with the listing standards of the New York Stock Exchange (“NYSE”).

Nominees for Election as Directors

The Board is currently comprised of seven directors and the Board has nominated each of the individuals named below for election to the Board to serve until the 2026 annual meeting of stockholders and until a successor is elected and qualifies. This section gives information about the nominees for election as directors: Mr. Jeffrey Busch, Mr. Henry Cole, Mr. Matthew L. Cypher, Ph.D., Mr. Ronald Marston, Ms. Zhang Huiqi, Ms. Lori Wittman and Ms. Paula Crowley. Our Nominating and Corporate Governance Committee has recommended that each of these nominees be elected to the Board to serve until the 2026 annual meeting of stockholders and until a successor is elected and qualifies. Each of the nominees has agreed to serve as a director if elected.

The Board of Directors recommends a vote FOR the nominees (Proposal 1 on the proxy card).

Biographical Information for Nominees for Director

Jeffrey Busch. Director since September 2014. Mr. Busch is a businessman specializing in healthcare and real estate. Mr. Busch is the Founder of the Company and has served as Chairman and President of our Company from August 2015 to present and has served as Chief Executive Officer of our Company since August 2017.

Mr. Busch has a 30-year history in real estate with billions in transactions. Since 2001, Mr. Busch has also served as President of Safe Blood International Foundation, where he oversees the establishment of medical facilities in 35 developing nations, funded by the CDC and USAID, Exxon Mobil, and the Gates Foundation. Mr. Busch has had presidential appointments in two presidential administrations, one in the Department of Housing and Urban Affairs and the other at the United Nations in Geneva, where he served as a United States delegate. Prior to the completion of the Company’s management internalization transaction on July 9, 2020 (the “Internalization”), pursuant to which the Company acquired all the outstanding shares of capital stock of Inter-American Group Holdings Inc., the parent company of Inter-American Management LLC, our former external advisor (“IAM”), Mr. Busch served as President of IAM. Mr. Busch currently serves as the Chairman of IMAC Holdings, Inc., which is a medical cancer company listed on NASDAQ. Mr. Busch previously served on the boards of IMAC Holdings, Inc.’s predecessor companies.

Mr. Busch holds a B.A. from New York University in the Stern School of Business, a Masters of Public Administration from New York University, and a J.D. from Emory University.

The Nominating and Corporate Governance Committee of our Board has concluded that Mr. Busch should serve as a director because of his significant experience with developing and managing real estate assets.

Henry Cole. Director since August 2015. In supporting the Company and its stockholders, Mr. Cole draws on over 40 years of successful executive management and implementation of health and medical programs involving innovations in technology, market development and service delivery. Mr. Cole serves as President of Global Development International, LLC, a position he has held since 2007. In this position he has provided development support, management and oversight for companies and varied program initiatives in medical and healthcare programs and products. This has included Instant Labs Medical Diagnostics, Inc. (molecular diagnostics, hospital based infections); MedPharm, Inc. (global and developing country hospital and clinic support); Global MD, Inc. (global physicians network); MPRC Group, LTD, Lebanon and US (medical equipment, medical system planning and support throughout the Middle East); Integrated Health Services LTD, India (health services planning for India); Karishma Health Care LTD, India (hospital medical systems software for India, US, Africa) and various others. Mr. Cole previously served from 2007-2010 as Vice President for Strategy at Camris International, Inc., with focus on technologies and services for infectious disease, for radiation diagnostics, and for pulmonary care. From 1981 to 2005 Mr. Cole served as President and Corporate Officer at Futures Group International and Futures Group Holdings. Under his direction, corporate programs expanded to offices in over 40 countries. At Futures, Mr. Cole oversaw programs that included policy, planning, services and facilities addressing public and private sector infectious disease response in over 35 countries. In addition, he was a founder and served as executive for a subsidiary for national health planning and services (Futures Group UK); for a subsidiary in US rehabilitation services providers (Futures Health Corps); and for a subsidiary in global medical equipment distribution (North Star Health). From 1971-1979 Mr. Cole was Director of Population Programs at the Center for Advanced Studies of General Electric. Earlier he served on the Faculty of Economics, Tulane University (1969 – 1972) and The US President’s Council of Economic Advisors as staff intern (1969 – 1970).

Mr. Cole has served on the boards of numerous organizations. In addition to the Futures Group Holding company and the associated companies, Mr. Cole’s previous board positions have also included: the cancer diagnostics company, Avant to June 2020; The Millennium Project to 2006; the Futures Institute for Sustainable Development to 2009; The Foundation Against HIV and AIDS to 2011; Kids Save International to 2012; Triple Win International to 2013; and others.

Mr. Cole holds a B.A. in Economics from Yale University and an MA as well as completed Ph.D. studies (ABD) in Political Economy, with written comprehensive exams and faculty oral exams completed, from The Johns Hopkins University. Mr. Cole has worked in and supported offices in over 40 countries, with in-depth experience beyond serving as a corporate executive for the multiple locations in the United States and Great Britain to include work in Egypt, Turkey, Ghana, Cameroon, Kenya, Sudan, Sahelian Africa, Haiti, Trinidad, Bahamas, Philippines, China, Indonesia, and India.

Mr. Cole has a son who is a non-executive employee of the Company, performing operational management services for the Company.

The Nominating and Corporate Governance Committee of our Board has concluded that Mr. Cole should serve as a director in recognition of his abilities to assist our Company in expanding its business and the contributions he can make to our strategic direction.

The Nominating and Corporate Governance Committee of our Board also took into account that Mr. Cole is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE and that his financial expertise qualifies him to serve on our Audit Committee.

Matthew L. Cypher, Ph.D. Director since March 2016. In July 2012, Dr. Cypher joined the faculty at Georgetown University’s McDonough School of Business as the director of the Real Estate Finance Initiative (since April 2015, the Steers Center for Global Real Estate). He serves as the Atara Kaufman Professor of Real Estate and tailors coursework to teach the Four Quadrants of the real estate capital markets — public, private, debt and equity. From 2005 to 2012, he served as a director at Invesco Real Estate (“Invesco”) where he was responsible for oversight of the underwriting group, which acquired $10.2 billion worth of institutional real estate during his leadership tenure. Dr. Cypher personally underwrote $1.5 billion of acquisitions culminating with the purchase of 230 Park Avenue in New York, which Invesco acquired on behalf of its client capital in June 2011. He also oversaw the valuations group, which marked to market Invesco’s more than $13 billion North American portfolio and served as a member of the firm’s investment committee and investment strategy group. He has held positions as an Adjunct Professor at Southern Methodist University and a Visiting Professor at University of Texas at Arlington.

Dr. Cypher holds a B.S. from the Pennsylvania State University and a Masters and a Ph.D. from Texas A&M University.

The Nominating and Corporate Governance Committee of our Board has concluded that Dr. Cypher should serve as a director because of his extensive knowledge in real estate.

The Nominating and Corporate Governance Committee of our Board also took into account that Dr. Cypher is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE and that his financial expertise qualifies him to serve on our Audit Committee.

Ronald Marston. Director since August 2015. Mr. Marston has more than 40 years of experience in international healthcare and is known as an international authority on healthcare systems and trends. In 1973, Mr. Marston joined HCA International (now Health Care Corporation of America), a subsidiary of Hospital Corporation of America and was employed there through 1990. In 1980 he was promoted to CEO & Chairman of HCA United Kingdom. In 1987, he was promoted to President and CEO of HCA International with responsibility for all development and operations internationally. Under Mr. Marston’s leadership, HCA International grew to include 10 hospitals and seven nursing homes in the United Kingdom; 10 hospitals in Australia; five hospitals and 55 clinics in Central and South America; a management contract for the restructuring of the Singapore General Hospital; a commissioning and management contract for the King Fahad National Guard Hospital in Riyadh, Saudi Arabia; and the longest standing recruitment contract in Saudi Arabia. Hospital Corporation of America sold HCA International in 1989 after the company elected to go private. After the sale, Mr. Marston and his management team acquired certain assets and management contracts and he became the founder, Chairman, and CEO of the resulting privately held company, Health Care Corporation of America, doing business as HCCA International, where he was CEO and President, positions he held until 2010. He sold his interest in HCCA International in 2010 and then started two companies of his own, Southern Manor Living Centers LLC and HCCA Management Company. Mr. Marston was the founder and served as CEO of Southern Manor Living Centers LLC, three assisted living facilities in Tennessee (which he sold in November 2019), and HCCA Management Company, where he is Founder and CEO doing business in the international healthcare industry.

Mr. Marston’s previous experience was with Vanderbilt University Medical Center (“Vanderbilt”) from 1968 to 1973. Prior to joining Vanderbilt, he was responsible for the training and administration of the 400 bed, Twelfth Evacuation Hospital located in Cu Chi, Republic of Vietnam and a graduate of the airborne school in Fort Benning, GA. Mr. Marston holds a B.A. from Tennessee Technological University; a Certificate in Healthcare Administration from the Academy of Health Service; and a Ph.D. in Management from California Western University.

The Nominating and Corporate Governance Committee of our Board has concluded that Mr. Marston should serve as a director in recognition of his abilities to assist our Company in expanding its business and the contributions he can make to our strategic direction.

Zhang Huiqi. Director since March 2016. Ms. Zhang is currently a Non-Executive Director of Xingye Wulian Service Group Co. Ltd., whose shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited (Stock Code:9916), and the supervisor for Henan Hongguang Real Estate Limited, a company primarily engaged in property development in China, and Henan Zensun Corporate Development Group Company Limited, a company mainly engaged in investment of city infrastructure and related public facilities, finance, commerce, tourism, culture, hotel and agriculture, as well as providing consulting services in investment management, asset management and business administration. She has held such supervisory position since January 2013 for Henan Hongguang Real Estate Limited and September 2013 for Henan Zensun Corporate Development Company Limited. Ms. Zhang also currently serves as a director and member of the Compensation Committee of Zensun Enterprises Limited.

Prior to Heng Hongguang Real Estate Limited and Henan Zensun Corporate Development Company Limited, Ms. Zhang was a full-time student. Ms. Zhang graduated from the University College London and obtained a Master of Science in Project and Enterprise Management in 2015. She holds a Master of Science in Management from the University of Leicester (2013) and a Bachelor of Management in Business Administration (Information Management and Information Systems) from Beijing Forestry University (2011).

The Nominating and Corporate Governance Committee of our Board has concluded that Ms. Zhang should serve as a director because of her knowledge in real estate and property development.

Lori Wittman. Lead Independent Director, director since May 2018. Ms. Wittman has extensive experience in the real estate industry. Ms. Wittman is currently the Chief Financial Officer at Aventine Property Group (“Aventine”), a private real estate investment trust (“REIT”). Prior to joining Aventine in April 2023, Ms. Wittman served from November 2022 to April 2023 as Interim Chief Financial Officer for NetSTREIT Corp. (“NetSTREIT”), a publicly-traded REIT (NYSE: “NTST”). From February 2020 until its business combination in May 2021, Ms. Wittman was a senior advisor to Big Rock Partners Acquisition Corp. (“Big Rock Partners”) and from November 2017 until February 2020 was the Executive Vice President and Chief Financial Officer of Big Rock Partners. Big Rock Partners was a public “blank check” company. From August 2015 through August 2017, Ms. Wittman served as the Executive Vice President and Chief Financial Officer of Care Capital Properties, Inc. (“CCP”), a public REIT that was spun off in 2015 from Ventas, Inc. (“Ventas”), a publicly-held REIT that owns over 1,600 healthcare properties across the United States and Canada. CCP was a healthcare REIT with a diversified portfolio of triple-net leased properties focused on the post-acute sector. CCP was merged into Sabra Healthcare in August of 2017. Prior to serving at CCP, Ms. Wittman was the Senior Vice President of Capital Markets & Investor Relations for Ventas. During her tenure at Ventas, Ms. Wittman had oversight responsibilities for all capital market, investor relations and marketing activities and oversaw the corporate analyst team responsible for the corporate earnings model. From 2006 through 2011, Ms. Wittman was Chief Financial Officer & Managing Principal for Big Rock Partners, LLC, a real estate private equity firm focused on generating returns through development and redevelopment, where she led all capital markets, accounting and investor activities. Ms. Wittman has also served in various capacities for General Growth Properties, Heitman Financial and Homart Development Company, all entities involved in the investment and/or development of real estate. Ms. Wittman also served on the Board of Directors and as Head of the Audit Committee of Green Realty Trust, Inc. Until November 2020, Ms. Wittman served as a Director of IMH Financial (“IMH”), a member of IMH’s Audit Committee and as Chairperson of the Compensation Committee of IMH’s Board of Directors. In 2019, Ms. Wittman joined the boards of Freehold Properties and NetSTREIT, and she chaired the audit committees of both companies. In March of 2023, Ms. Wittman resigned from the Board of Directors of Freehold Properties. Ms. Wittman is now the Chair of the board of NetSTREIT.

Ms. Wittman received her MBA with a concentration in Finance and Accounting from the University of Chicago, and her Masters in City Planning in Housing and Real Estate Finance from the University of Pennsylvania. In 2023, Ms. Wittman obtained a certificate from the NACD in cybersecurity.

The Nominating and Corporate Governance Committee of our Board has concluded that Ms. Wittman should serve as a director because of her thorough knowledge of finance, accounting, capital markets, taxes, control systems and her experience in the public healthcare REIT sector.

The Nominating and Corporate Governance Committee of our Board also took into account that Ms. Wittman is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE, that her financial expertise qualifies her to serve on our Audit Committee, and that she is an “audit committee financial expert.”

Paula Crowley. Director since June 2018. Ms. Crowley has over 40 years of real estate experience and has worked with Anchor Health Properties (“Anchor”), which she co-founded in 1987 and served as Chief Executive Officer until October 2015, when Anchor was sold to Brinkman Management and Development. After October 2015, Ms. Crowley continued to be involved with Anchor, serving as its Chairman from October 2015 through November 2017 and as its Chair Emeritus since November 2017. Anchor is a national full-service real estate development, management and investment company that focuses on healthcare properties. Prior to Anchor, Ms. Crowley spent eight years as Development Director with The Rouse Company of Columbia, Maryland, where she was responsible for the development of urban retail projects.

Ms. Crowley served as Chair of the Board of the High Companies in Lancaster, Pennsylvania through October 2019, as well as Chair of the Board of Women’s Way, a not-for-profit organization based in Philadelphia, Pennsylvania. As of February 2020, Ms. Crowley was appointed Chair of the Board of the Kaiserman Company in Philadelphia. As of October 2022, Ms. Crowley was appointed as a director of the Board of The Ingerman Company in Collingswood, New Jersey. Ms. Crowley was an adjunct professor at the MBA program at Villanova University in the Finance Department from 2018-2022.

Ms. Crowley received a BA from Middlebury College, a Masters in City Planning from the University of Pennsylvania and an MBA from the University of Pennsylvania Wharton School.

The Nominating and Corporate Governance Committee of our Board has concluded that Ms. Crowley should serve as a director because of her thorough knowledge of healthcare real estate and her experience running a healthcare company.

The Nominating and Corporate Governance Committee of our Board also took into account that Ms. Crowley is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE, that her financial expertise qualifies her to serve on our Audit Committee.

Biographical Information for Executive Officers

Our executive officers are Jeffrey Busch, our Chief Executive Officer, President and Chairman of our Board of Directors; Robert Kiernan, our Chief Financial Officer and Treasurer; Alfonzo Leon, our Chief Investment Officer; Jamie Barber, our General Counsel and Secretary; and Danica Holley, our Chief Operating Officer. Because Mr. Busch is also a director of the Company, we have provided his biographical information above.

Robert Kiernan. Mr. Kiernan joined the Company as our Chief Financial Officer and Treasurer in August 2017. Mr. Kiernan has more than 30 years of experience in financial accounting, reporting and management. Prior to joining our Company, Mr. Kiernan served as the Senior Vice President, Controller and Chief Accounting Officer of FBR & Co. (“FBR” NASDAQ: FBRC) commencing in October 2007 and in a similar role for Arlington Asset Investment Corp. (“Arlington Asset” NYSE: AAIC) commencing in April 2003. Prior to joining Arlington Asset, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young.

Mr. Kiernan holds a Bachelor of Science in Accounting, Mount St. Mary’s University, Cum Laude (1987) and is a member of the American Institute of Certified Public Accountants.

Alfonzo Leon. Mr. Leon joined the Company in August 2014 and has served as Chief Investment Officer since July 1, 2015. Mr. Leon is a real estate finance executive with 25 years of acquisition and capital markets experience working on behalf of institutional investors, real estate developers, and healthcare operators. Prior to joining our Company, Mr. Leon was a Senior Vice President with Cain Brothers & Company, a boutique healthcare investment banking firm based out of New York and San Francisco, in their real estate M&A and capital markets group. Prior to Cain Brothers, Mr. Leon was an associate with LaSalle Investment Management, an international investment advisor firm, in their North American acquisition group. LaSalle Investment Management is a subsidiary of global consultancy firm Jones Lang LaSalle (NYSE: JLL).

Mr. Leon received his Masters degree in real estate finance from the Massachusetts Institute of Technology and his B.S. in Architecture from the University of Virginia.

Jamie Barber. Mr. Barber joined our Company as General Counsel and Secretary in May 2017. Prior to joining our Company, from July 2012 to May 2017, Mr. Barber was Associate General Counsel at FBR, where he assisted with SEC compliance and corporate governance matters and was primary counsel for FBR’s investment banking operations. From August 2004 to June 2012 Mr. Barber served as an Associate and Senior Associate — Real Estate Capital Markets at Hunton Andrews Kurth LLP (formerly Hunton & Williams LLP), where he represented public REITs in conjunction with SEC compliance requirements, corporate governance matters and offerings of equity and debt and merger and acquisition transactions. From September 2003 to August 2004 Mr. Barber served as an Associate at Sullivan & Cromwell LLP, where he represented issuers and underwriters in public and private offerings of equity and debt securities.

Mr. Barber received his Juris Doctor degree from Hofstra University School of Law in 2003. In 1999, he received his Bachelor of Science, Accounting and Finance, from Indiana University.

Danica Holley. Ms. Holley has served as our Chief Operating Officer since March 30, 2016. Ms. Holley’s business development and management experience spans more than 20 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business roll-outs and start-ups. As Executive Director for Safe Blood International Foundation, from April 15, 2008 to present, she oversaw national health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley has held management positions as the Director of Strategy, Corporate Business Development for WorldSpace, Inc. from 1997 to 2000, Director of Marketing for Corporate and Business at ISI Professional Services from 2000 to 2001, and Director of Administration at Tanzus Development from 1996 to 1997 and SK&I Architectural Design Group, LLC from 2003 to 2007. Ms. Holley has more than a decade of experience managing multinational teams for complex service delivery across disciplines. Since October 2021, Ms. Holley has served on the Board of Directors and the Audit, Nominating and Governance, and Compensation Committees of the Board of Directors of Mobile Infrastructure Corporation (NYSE American: BEEP). Since April 2022, Ms. Holley has also served on the Board of Directors of Theralink Technologies.

Ms. Holley received a B.S.F.S from the Edmund Walsh School of Foreign Service at Georgetown University in International Law, Politics and Organization, an African Studies Certificate and Arabic Proficiency (May 1994). She studied International Organization at the School for International Training, Brattleboro, Vermont and Rabat, Morocco (January − June 1993). She is an alumna of Georgetown University’s Graduate Leadership Coaching Program (September 2010) and completed Harvard Business School’s Finance for Senior Executives program (July 2018).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below describes the beneficial ownership of shares of our common stock as of February 28, 2025 except to the extent indicated otherwise in the footnotes, for:

●	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

●	each director and each NEO; and

●	all our directors and executive officers as a group.

Except as noted in the footnotes, each person named in the following table directly owns our common stock and has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o Global Medical REIT Inc., 7373 Wisconsin Avenue, Suite 800, Bethesda, Maryland 20814. As of February 28, 2025, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security for a loan.

5% Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Shares(2)
The Vanguard Group(3)	6,137,137	9.2%
BlackRock, Inc.(4)	5,241,267	7.8%
Zensun Enterprises Limited(5)	3,715,611	5.6%

Executive Officer and Directors	Number of Shares Beneficially Owned	Percentage of Shares
Jeffrey Busch(6)	677,960	1.0%
Robert Kiernan(7)	309,277	*
Alfonzo Leon(8)	338,607	*
Danica Holley(9)	215,178	*
Jamie Barber(10)	214,369	*
Zhang Huiqi(11)	3,745,611	5.6%
Henry Cole(12)	42,424	*
Ronald Marston(13)	42,522	*
Matthew L. Cypher, Ph.D(14)	34,692	*
Lori Wittman(15)	28,747	*
Paula Crowley(15)	28,747	*
All executive officers and directors as a group (11 people)	5,678,134	8.5%

*	Represents less than 1%

(1)	Includes the total number of shares of common stock issuable upon redemption of operating partnership units (“OP Units”) and long-term incentive plan units under the 2016 Plan (as defined below) (the “LTIP Units”) in Global Medical REIT L.P., the Company’s operating partnership. Subject to certain restrictions, LTIP Units are convertible into an equivalent number of OP Units. OP Units are redeemable by the holder for cash or, at the Company’s option, an equivalent number of shares of common stock.

(2)	The total number of shares of common stock outstanding used in calculating the percentage ownership of each person assumes that the vested LTIP Units held by such person, directly or indirectly, are redeemed for shares of common stock and none of the vested LTIP Units held by other persons are redeemed for shares of common stock.

(3)	Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. These securities are owned by Vanguard directly or through wholly owned subsidiaries of Vanguard. Vanguard has shared voting power with respect to 40,360 shares of common stock, sole dispositive power with respect to 6,044,124 shares of common stock and shared dispositive power with respect to 93,013 shares of common stock. Vanguard lists its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2024. These securities are owned by BlackRock directly or through wholly owned subsidiaries of BlackRock. BlackRock has sole voting power with respect to 5,089,621 shares of common stock and sole dispositive power with respect to 5,241,267 shares of common stock. BlackRock lists its address as 50 Hudson Yards, New York, New York 10001.

(5)	Huang Yanping is the sole settlor, protector and one of the beneficiaries of the Superior Glory Enterprises Trust (Zhang Huiqi is the other beneficiary), which, through a number of wholly owned subsidiaries, is the sole parent of Joy Town, Inc. Joy Town, Inc. is the controlling stockholder of Zensun Enterprises Limited. Huang Yanping and Zhang Huiqi have shared voting and dispositive control over securities held by Zensun Enterprises Limited. The information reported in the table above is based on a Schedule 13D filed with the SEC on January 10, 2019, by Huang Yanping. The principal address of Huang Yanping is East No. 38, Floor 3, East Unit 5, Building 2, East Yard No. 9 Jinshui District, Zhengzhou, Henan Province, China. Zensun Enterprises Limited was, prior to the Company's management internalization in July 2020, the 85% owner of our former external advisor.

(6)	Includes 43,490 shares of common stock and 634,470 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(7)	Includes 309,277 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(8)	Includes 338,607 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(9)	Includes 500 shares of common stock and 214,678 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(10)	Includes 214,369 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(11)	The amount beneficially owned by Ms. Zhang consists of 3,715,611 shares owned by Zensun Enterprises Limited as of February 28, 2025. Ms. Zhang is one of the beneficiaries of the Superior Glory Enterprises Trust, which, through a number of wholly owned subsidiaries, is the sole parent of Joy Town, Inc. Joy Town, Inc. is the controlling stockholder of Zensun Enterprises Limited. Huang Yanping and Zhang Huiqi have shared voting and dispositive control over securities held by Zensun Enterprises Limited. The information reported in the table above is based on a Schedule 13D filed with the SEC on January 10, 2019, by Huang Yangping. Also includes 30,000 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions. The principal address of Huang Yanping is East No. 38, Floor 3, East Unit 5, Building 2, East Yard No. 9 Jinshui District, Zhengzhou, Henan Province, China.

(12)	Includes 7,732 shares of common stock and 34,692 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(13)	Includes 7,830 shares of common stock and 34,692 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(14)	Includes 34,692 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(15)	Includes 28,747 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

CORPORATE GOVERNANCE

Board and Annual Stockholders’ Meetings

The Board of Directors meets regularly to review significant developments affecting us and to act on matters requiring its approval. The Board held 13 meetings in 2024. All the Company’s directors serving at the time of the 2024 annual meeting attended the 2024 annual meeting. Our corporate governance guidelines provide that all Board members are expected to attend our annual meeting of stockholders. In 2024 no director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors or of the committees on which they served during 2024.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Environmental, Social and Governance Committee (the “ESG Committee”). A current copy of each committee’s charter is available on our website at www.globalmedicalreit.com.

Audit Committee. Beginning on January 1, 2025, our Audit Committee consists of four of our independent directors, Ms. Wittman, Ms. Crowley, Mr. Cole and Dr. Cypher. Ms. Wittman has been appointed to serve as the chair of the Audit Committee. Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each of these members meets the financial literacy requirements for audit committee membership under applicable standards of the NYSE and the rules and regulations of the SEC. Our Board has determined that Ms. Wittman is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies.

The Audit Committee held six meetings in 2024. The primary purpose of the Audit Committee is to assist the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries, including, without limitation, assisting the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s cybersecurity risk management processes, (iv) the independent auditor’s qualifications and independence and (v) the performance of the Company’s independent auditors and the Company’s internal audit function.

Nominating and Corporate Governance Committee. Beginning on January 1, 2025, our Nominating and Corporate Governance Committee consists of four of our independent directors, Dr. Cypher, Mr. Marston, Ms. Crowley and Mr. Cole. Dr. Cypher has been appointed to serve as the chair of the Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee held seven meetings in 2024. The primary purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; to advise the Board with respect to the Board composition, procedures and committees; to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and to oversee the evaluation of the Board and the Company’s management.

Compensation Committee. Beginning on January 1, 2025, our Compensation Committee consists of three of our independent directors, Ms. Crowley, Mr. Cole, and Mr. Marston. Ms. Crowley has been appointed to serve as the chair of the Compensation Committee. Our Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee held six meetings in 2024. The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the (i) compensation by the Company of the Company’s directors, officers and other key employees and (ii) review, approval and administration of compensation plans and programs and other benefit plans (the “Plans”). The Compensation Committee has overall responsibility for evaluating and recommending changes to the compensation plans, policies and programs of the Company and approving and recommending to the Board for its approval awards under the Plans and amendments to the Plans. The Compensation Committee has the authority to retain legal, accounting, and other advisors as it determines necessary to carry out its functions and may form subcommittees of independent directors and delegate its authority to such subcommittees as it deems appropriate. The Compensation Committee retained an independent compensation consultant, Farient Advisors LLC (“Farient”), to review the compensation program for our independent directors and for our officers and key employees who perform services for us and to assist the Compensation Committee in developing a new 2024 annual and long-term incentive compensation plan for our officers and employees.

ESG Committee. Beginning on January 1, 2025, our ESG Committee consists of three of our directors, Mr. Cole, Ms. Wittman and Dr. Cypher. Mr. Cole has been designated to serve as the chair of the ESG Committee.

The ESG Committee held four meetings in 2024. The primary purpose of the ESG Committee is to provide oversight and support of the Company’s efforts and goals regarding sustainability matters through overseeing: (i) the Company’s general sustainability strategy and policies as set by Company management, (ii) communications with Company employees, investors, and other stakeholders with respect to sustainability matters, (iii) developments relating to, and improving the Company’s understanding of, sustainability matters, (iv) the Company’s compliance with certain sustainability-related legal and regulatory requirements, and (v) coordination with other Board committees on sustainability matters of common import.

Code of Business Conduct and Ethics

The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors, and employees when such individuals are acting for or on our behalf. A current copy of the Code of Business Conduct and Ethics can be found on our website at www.globalmedicalreit.com. Any waiver of the Code of Business Conduct and Ethics may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed to stockholders in accordance with applicable SEC rules and applicable standards of the NYSE.

We intend to comply with the requirements of Item 5.05 of Form 8-K regarding amendments to and waivers under the Code of Business Conduct and Ethics applicable to our principal executive officer and principal financial officer by providing such information on our website within four business days after effecting any amendment to, or granting any waiver under, that code, and we will maintain such information on our website for at least twelve months. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, and employees, and the Company itself, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for our governance and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. A current copy of the Corporate Governance Guidelines can be found on our website at www.globalmedicalreit.com.

Board Equity Ownership Policy

All independent directors receive a certain portion of their compensation in LTIP Units to align the interests of the Board with those of the Company’s stockholders. Our Board Equity Ownership Policy states that as of March 5, 2024, subject to certain exemptions, each director must retain ownership of LTIP Units or Company common stock equal in value to three times the director’s annual cash retainer. Since March 5, 2024, each director has met the requirements of the Board Equity Ownership Policy.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee, our ESG Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.globalmedicalreit.com and these documents are available in print to any stockholder upon request in writing to Global Medical REIT Inc., 7373 Wisconsin Avenue, Suite 800, Bethesda, MD 20814, Attention: Chief Operating Officer. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Board Leadership Structure

The Board has the authority to select the leadership structure it considers appropriate for us. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer position, a Lead Independent Director, an active and involved Board of Directors, a majority of whom are independent, and Board committees chaired by independent directors. The Board does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and the Board believes that flexibility on this point best serves our Company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time. Mr. Busch serves as Chairman, Chief Executive Officer, and President of the Company, which creates a unified leadership structure with Mr. Busch executing the strategic direction set by our entire Board. We believe the strength of our Lead Independent Director position, as well as the oversight exercised by the independent members of our Board of Directors through the work of the committees of the Board of Directors discussed above, makes this the best board leadership structure for us at this time.

Lead Independent Director

Beginning on January 1, 2025, Ms. Wittman has served as our Lead Independent Director. Our Lead Independent Director is responsible for presiding over executive sessions of the independent directors. Our Lead Independent Director also may facilitate communication by the non-management directors with the Chairman of the Board and management, although all directors have access to management of our Company.

Board’s Role in Risk Oversight

The Board provides oversight of our risk management processes. Management identifies and prioritizes material risks, and each prioritized risk is referred to a Board committee or the full Board for oversight. For example, financial and cybersecurity risks are referred to the Audit Committee. The Board regularly reviews information regarding our properties, tenants, loans, operations, information technology, liquidity and capital resources. The Board informally reviews the risks associated with these items at each quarterly Board meeting and at other Board meetings as deemed appropriate.

The Board believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and, as appropriate, to our Board or relevant board committee; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board’s decision-making.

Corporate Sustainability and Social Responsibility

Our business values integrate environmental sustainability, social responsibility, and strong governance practices throughout our Company. See “Overview of 2024 Performance—Sustainability and Human Capital Resources,” for a description of our sustainability policies and practices.

Report of the Audit Committee

Our Audit Committee operates under a written charter adopted by the Board. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and the financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our internal auditors and with our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions in accordance with applicable standards of the NYSE and evaluating the effectiveness of the Audit Committee charter at least annually.

To comply with the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee has adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles (“GAAP”).

When our audited consolidated balance sheets as of December 31, 2024, and the related consolidated statements of operations, comprehensive income, equity and cash flows for the year then ended, were prepared and included in our 2024 Annual Report , our independent registered public accounting firm was Deloitte. The Audit Committee reviewed and discussed the audited financial statements with management and discussed with Deloitte those matters required to be discussed by Deloitte with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including the Statement on Auditing Standards No. 1301, as amended, and the SEC. The Audit Committee received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with representatives of Deloitte their independence from the Company and our management. The Audit Committee reported its findings to our Board of Directors.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our 2024 Annual Report for filing with the SEC. A copy of our 2024 Annual Report is available on our website at www.globalmedicalreit.com and through the SEC’s Edgar database at www.sec.gov.

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Lori Wittman, Chair
Paula Crowley

Henry Cole

Matthew Cypher, PhD.

Nominations of Directors

Pursuant to its charter, the responsibilities of the Nominating and Corporate Governance Committee include evaluating and recommending to the full Board of Directors the director nominee or nominees to stand for election at our annual meetings of stockholders or for election by the Board of Directors to fill vacancies on the Board of Directors. Although the committee is authorized to retain search firms and to compensate them for their services, it has not elected to do so to date.

The Nominating and Corporate Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any candidate as a nominee for election as a director, the committee considers the following criteria, among others: experience, skills, expertise, diversity of perspectives, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. The committee does not assign specific weight to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Although we have no specific policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

In addition to the qualification criteria above, the Nominating and Corporate Governance Committee also considers whether a potential director nominee qualifies as an “audit committee financial expert” as the SEC defines that term, and whether the potential director nominee would qualify as an “independent” director under the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee evaluated our Board’s nominees considering the above criteria and recommended to the Board that they be nominated for election as directors at the Annual Meeting. Our Board approved that recommendation.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for Board membership. For a stockholder to nominate a director candidate, the stockholder must comply with the advance notice provisions and other requirements of Section 11 of Article II of our bylaws.

We urge any stockholder who intends to recommend a director candidate to the Nominating and Corporate Governance Committee for consideration to review thoroughly our Nominating and Corporate Governance Committee Charter. Copies of our Nominating and Corporate Governance Committee Charter and our bylaws are available upon written request to Danica Holley, Chief Operating Officer, Global Medical REIT Inc., c/o Global Medical REIT Inc., 7373 Wisconsin Avenue, Suite 800, Bethesda, Maryland 20814.

We must receive any nomination for director intended to be presented at our 2026 annual meeting of stockholders not earlier than November 1, 2025 and no later than 5:00 p.m. (ET) on December 1, 2025; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from May 14, 2026, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (ET) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of such meeting is first made. Such nomination must comply with the advance notice provisions and other requirements of Section 11 of Article II of our bylaws.

Communications with the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to send communications to the Board. Stockholders and other interested parties may communicate with the Board as a group or individually in writing to: The Board of Directors of Global Medical REIT Inc., c/o Global Medical REIT Inc., 7373 Wisconsin Avenue, Suite 800, Bethesda, Maryland 20814. The Corporate Secretary may screen communications for security purposes before transmitting the communication to the Board or a Board member.

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act provides our stockholders with an advisory vote to approve our NEO compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our NEOs. Although this vote is advisory and is not binding, the Board and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis,” we believe that our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our Board and Compensation Committee carefully review, analyze, and discuss our compensation program on an ongoing basis. Our Board believes that our current executive compensation program effectively links executive compensation to our performance and appropriately aligns the interests of our executive officers with those of our stockholders.

Voting and Effect of Vote

We are requesting your non-binding, advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation, Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement, is hereby APPROVED.”

You may vote FOR, AGAINST or ABSTAIN on this Proposal 2. Because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee and will not overrule any decision by the Board or require the Board to take any action. However, the Board values our stockholders’ views on executive compensation matters and will consider the outcome of this vote when deliberating future executive compensation decisions for our NEOs.

Board Recommendation

As noted in the Compensation Discussion and Analysis, the Compensation Committee believes its 2024 compensation decisions will benefit stockholders for short-term and long-term Company performance, and the compensation paid to the NEOs for 2024 was reasonable and appropriate.

The Board of Directors recommends a vote FOR the advisory resolution to approve the compensation paid to the Company’s NEOs (Proposal 2 on the proxy card).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Named Executive Officers

This section of the proxy statement explains the type and amount of compensation awarded to the Company’s NEOs in 2024, as well as the principles and processes that the Compensation Committee and Board follow in determining such compensation. The NEOs consist of the Company’s Chief Executive Officer, Chief Financial Officer, and the Company’s three other most highly paid executive officers as of December 31, 2024.

The NEOs for 2024 are as follows:

Name	Position
Jeffrey Busch	Chairman, Chief Executive Officer, and President
Robert Kiernan	Chief Financial Officer and Treasurer
Alfonzo Leon	Chief Investment Officer
Danica Holley	Chief Operating Officer
Jamie Barber	General Counsel and Corporate Secretary

Summary of 2024 Compensation

Compensation Process and Overview

Farient provided the Compensation Committee with a market-based compensation benchmarking analysis summarizing the compensation practices among the Company’s peers, including with respect to base salary, annual target incentive plan amounts and long-term target equity compensation opportunities.

We previously entered into Employment Agreements with three of our current NEOs (Messrs. Busch, Kiernan, and Leon) (such agreements, collectively, the “Employment Agreements”). Ms. Holley and Mr. Barber are at-will employees. Pursuant to the Employment Agreements, Messrs. Busch’s, Kiernan’s, and Leon’s target annual incentive compensation equal 100% of their annual base salaries. The Compensation Committee has set Ms. Holley’s and Mr. Barber’s target annual incentive compensation at 80% of their annual base salaries. Actual earned incentive compensation amounts are determined in accordance with the terms and conditions of the 2024 Annual Incentive Plan (described below).

Compensation Philosophy

Our compensation philosophy is to balance providing competitive compensation to attract and retain talented employees with our goal of providing attractive returns to our stockholders. We implement our philosophy by providing attractive salaries and incentive compensation opportunities but link such incentive compensation opportunities to short (annual) and long-term (three-year) operating and stockholder return goals. The table below summarizes some key features of our compensation program:

What We Do

●	Tie annual incentive compensation to the achievement of pre-established corporate goals and individual performance.

●	Provide long-term incentive compensation in the form of performance-based LTIP Units with performance tied to total stockholder returns and relative stockholder returns.

●	Align compensation with stockholder returns through long-term incentive awards.

●	Use peer groups when setting compensation.

●	Maintain director and executive stock ownership guidelines.

●	Maintain a Clawback Policy that applies to all executive officers.

●	Include “double-trigger” change-in-control provisions in our employment agreements and severance plan.

●	Use an independent compensation consultant.

What We Do Not Do

●	Provide excessive perquisites to our executive officers.

●	Allow for “single-trigger” change-in-control cash payments.

●	Provide tax gross-ups.

●	Allow hedging of the Company’s stock.

●	Allow pledging of the Company’s stock as collateral for loans or in a margin account.

Role of the Compensation Committee

The Compensation Committee approves and recommends to the Board all forms of compensation for our NEOs. The Compensation Committee regularly reviews the Company’s executive compensation and monitors best practices concerning executive compensation.

Compensation Committee meetings are regularly attended by committee members and are periodically attended by our Chief Executive Officer and/or Chief Financial Officer to provide the committee with certain information and answer questions so that the committee can make informed decisions and recommendations. Meetings may be attended by other executives and advisors as appropriate. The committee also meets in executive sessions without members of management or other attendees present. The Chair of the Compensation Committee reports to the Board on the committee’s decisions concerning, among other things, compensation of the executive officers.

The Compensation Committee reviews and discusses with management this Compensation Discussion and Analysis section of the Proxy Statement and reaches a determination, on an annual basis, whether to recommend to the Board that this Compensation Discussion and Analysis section of the Proxy Statement be included in the Company’s annual proxy statement or annual report on Form 10-K, as required by the SEC. The Compensation Committee is also responsible for overseeing any stockholder advisory votes with respect to executive compensation matters, including non-binding advisory votes on executive compensation, the frequency of such votes, and votes on “golden parachute” payments.

Role of the Compensation Consultant

The Compensation Committee retains its own independent compensation consultant who reports directly to the Compensation Committee. The independent compensation consultant’s engagement includes reviewing and advising on material aspects of the Company’s annual incentives and equity compensation. In 2024, the Compensation Committee engaged Farient to provide analysis and recommendations regarding (1) annual salaries and annual and long-term incentive compensation for our executive management team, and (2) the director compensation program for independent members of our Board of Directors. Farient reported directly to the Compensation Committee and did not perform and does not currently provide any other services to management or the Company. The Compensation Committee determined that Farient was independent pursuant to the Compensation Committee charter.

From time to time, our compensation consultant communicates with our Chief Executive Officer to discuss different elements and weightings of compensation and best practices and trends in executive compensation.

While the Compensation Committee considers our compensation consultant’s input and advice, it uses its own independent judgment in making final decisions concerning compensation paid to the directors and executive officers. The Compensation Committee has the full authority to retain and terminate the services of our compensation consultant as it deems necessary or appropriate.

After reviewing information provided by Farient regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules and NYSE guidelines, the

Compensation Committee determined that no conflicts of interest existed in connection with the services Farient performed for the Company in 2024.

Role of the Chief Executive Officer

Our Chief Executive Officer participates in the compensation determination process by consulting with the Board and the Compensation Committee on matters related to compensation, and by making compensation recommendations for our NEOs. These recommendations are based upon information provided by our compensation consultant, his assessment of each NEO’s performance and contributions to the Company’s performance, and other considerations, including employee retention. The Compensation Committee considers this information, but approves and recommends that the Board approve, based on its own independent judgment, the amounts payable to our NEOs.

Peer Companies and Competitive Positioning

The Compensation Committee, with input and recommendations from our compensation consultant, establishes the Company’s peer group on an annual basis. The Compensation Committee uses the peer group for compensation benchmarking and general comparison purposes. The peer group comprises companies selected on various criteria including criteria recommended by our compensation consultant, including size and market capitalization. Our compensation consultant evaluates the continued appropriateness of each company in the peer group on an annual basis and recommends to the Compensation Committee additions and/or deletions from the prior year’s peer group as may be warranted. For fiscal year 2024, the Company’s peer group consisted of the following companies (collectively, the “Peer Companies”):

Peer Companies

Company	Implied Market Cap(1)
American Healthcare REIT	$4.4 billion
Armada Hoffler Properties, Inc.	$0.8 billion
Brandywine Realty Trust	$1.0 billion
CareTrust REIT, Inc.	$5.0 billion
City Office REIT, Inc.	$0.2 billion
Community Healthcare Trust Incorporated	$0.5 billion
Easterly Government Properties, Inc.	$1.2 billion
Elme Communities	$1.3 billion
Getty Realty Corp.	$1.7 billion
LTC Properties, Inc.	$1.6 billion
National Health Investors, Inc.	$3.1 billion
NETSTREIT Corp.	$1.2 billion
Plymouth Industrial REIT, Inc.	$0.8 billion

Peer Companies

Company	Implied Market Cap(1)
Sabra Health Care REIT, Inc.	$4.1 billion
Sila Realty Trust, Inc.	$1.0 billion
Whitestone REIT	$0.7 billion

(1)	As of December 31, 2024. Data provided by third-party vendor.

To assist the Compensation Committee in its determination of executive compensation, our compensation consultant prepares an independent analysis of key size and performance indicators such as revenue, market capitalization, and total stockholder return compared to the Peer Companies. This analysis is provided to the Compensation Committee so it has sufficient information on the competitiveness of pay in the context of our performance compared with that of the Peer Companies.

Our compensation consultant also delivers a benchmarking analysis of the compensation paid to our NEOs and to our directors to the Compensation Committee. This analysis compares annual and long-term incentive awards and total compensation to compensation components of the Peer Companies and provides general guidance for future compensation levels. While the Compensation Committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive compensation.

The Compensation Committee does not target a specific market position relative to the Peer Companies for the compensation elements of executive officers but seeks to pay competitively and takes into consideration the relative positioning compared to the Peer Companies in making compensation decisions. The Compensation Committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the Chief Executive Officer regarding the executive officers, the need to retain executive talent, the Compensation Committee’s overall evaluation of each executive’s performance, and our overall compensation strategy, among other factors.

Anti-Pledging and Anti-Hedging Policy

The Company has an anti-pledging and anti-hedging policy that prohibits the Company’s directors, officers, employees, and certain other related parties from:

●	Pledging the Company’s securities as collateral for a loan or holding Company securities in a margin account; and

●	Engaging in any hedging transactions against future declines in the market value of the Company’s stock or transactions that could reduce the economic risk of holding the Company’s equity securities, including: short sales; buying or selling puts or calls; buying financial instruments designed to hedge or offset any decrease in the market value of Company securities owned, including prepaid variable forward contracts, equity swaps, collars and exchange funds; and frequent trading to take advantage of fluctuations in share price.

Clawback Policy

We adopted the Global Medical REIT Inc. Clawback Policy (the “Clawback Policy”) effective as of October 18, 2023, which supersedes and replaces all prior and contemporaneous policies of the Company regarding incentive compensation recoupment. In the event that the Company is required to prepare a financial restatement, the Compensation Committee shall, to the extent practicable, recoup all incentive-based compensation calculated on a pre-tax basis received after October 2, 2023, by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the applicable period, that exceeded the amount of incentive-based compensation that otherwise would have been received had the amount been determined based on the Financial Reporting Measures (as defined in the Clawback Policy), as reflected in the restatement.

Executive Equity Ownership Policy

Our Executive Equity Ownership Policy states that by April 14, 2026 (five years from adoption of the policy), subject to certain exemptions, each executive officer must retain ownership of LTIP Units or Company common stock equal in value to the amounts listed below:

●	Chief Executive Officer – five times annual base salary.

●	Chief Financial Officer – three times annual base salary.

●	All other Executive Officers – one times annual base salary.

Elements of 2024 Executive Compensation

Our NEO compensation is comprised of three primary components:

●	Base salary;

●	Annual incentive plan awards; and

●	Long-term incentive plan awards.

Below is a description of each primary component of our NEO compensation.

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. Subject to our existing contractual obligations, we expect our Compensation Committee to consider base salary for our NEOs annually as part of our performance review process, as well as upon any promotion or other change in job responsibility. The goal of our base salary program is to provide such salaries and payments at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because the annual bonus target opportunity of each NEO is expressed as a percentage of base salary. The 2024 annual base salaries for our NEOs remained unchanged from 2023 and are set forth in the table below:

Name and Principal Position	Annual Base Salary
Jeffrey Busch – Chief Executive Officer and President	$700,000
Robert Kiernan – Chief Financial Officer and Treasurer	$400,000
Alfonzo Leon – Chief Investment Officer	$375,000
Danica Holley – Chief Operating Officer	$325,000
Jamie Barber – General Counsel and Corporate Secretary	$290,000

2024 Annual Incentive Plan. The Compensation Committee intends to make a meaningful portion of our NEOs’ annual compensation contingent on achieving certain Company performance targets and individual goals. To that end, we maintain an annual incentive program whereby awards may be earned based on achievement of performance metrics (the "2024 Annual Incentive Plan”). Awards granted pursuant to our annual incentive program are settled 60% in cash and 40% in LTIP Units and are granted under the Global Medical REIT Inc. 2016 Equity Incentive Plan (as amended from time-to-time, the “2016 Plan”). The target awards for the 2024 Annual Incentive Plan for each NEO remained unchanged from 2023 and are set forth in the table below:

NEO	Cash Award (Target)	LTIP Award (Target)	Total Award (Target)
Jeffrey Busch	$420,000	$280,000	$700,000
Robert Kiernan	$240,000	$160,000	$400,000
Alfonzo Leon	$225,000	$150,000	$375,000
Danica Holley	$156,000	$104,000	$260,000
Jamie Barber	$139,200	$92,800	$232,000

Target awards under our 2024 Annual Incentive Plan consisted of the following five performance metrics: (i) average portfolio occupancy (15%), (ii) AFFO/share targets (25%), (iii) average debt-to-assets ratio (25%), (iv) acquisitions (15%) and (v) individual performance (20%). Each component is described in more detail below:

Quarter-End Average Portfolio Occupancy (15% of 2024 Annual Incentive Plan):	Reason for Inclusion in Plan: Given the improved acquisition market but continued high cost-of-capital environment that existed in 2024, the Compensation Committee in 2024 decided to continue inclusion of the occupancy component but at a reduced percentage than in 2023. During a year of improving acquisition growth, the Compensation Committee thought it was important to continue to incentivize management to maintain the integrity of the Company’s existing property portfolio but also allow for the reinstitution of the acquisition component into the 2024 Annual Incentive Plan. Additionally, despite an improved acquisitions environment in 2024, many investors continue to focus on the Company’s portfolio occupancy as one measure to ensure protection of the Company’s revenue stream.

Award Levels:

●	Threshold: 96% (50% of target)

●	Target: 96.5% (100% of target)

●	Maximum: 97% (150% of target)

2024 Results: 96.3%

Percent of Overall Target Amount Received: 12%

Full-Year Adjusted Funds from Operations (“AFFO”) per share, as reported by the Company in its 2024 Annual Report on Form 10-K(1) (25% of 2024 Annual Incentive Plan):	Reason for Inclusion in Plan: The Compensation Committee considers the Company’s AFFO growth to be an important factor in the Company’s profitability and its ability to support its dividend.

Award Levels:

●	Threshold: $0.92 per share (50% of target)

●	Target: $0.95 per share (100% of target)

●	Maximum: $1.00 per share (150% of target)

2024 Results: $0.89 per share

Percent of Overall Target Amount Received: 0%

Quarter-End Average Debt-to-Assets (Leverage) Ratio (25% of 2024 Annual Incentive Plan):	Reason for Inclusion in Plan: In establishing this component of the plan, the Compensation Committee focused on the need to prudently manage the Company’s balance sheet during 2024.

Award Levels:

●	Threshold: 45% (50% of target)

●	Target: 44.5% (100% of target)

●	Maximum: 42.5% (150% of target)

2024 Results: 44.2%

Percent of Overall Target Amount Received: 26.9%

Acquisition Activity (15% of 2024 Annual Incentive Plan):	Reason for Inclusion in Plan: The Compensation Committee considers acquisition growth to be an important factor in the overall growth of the Company. The Committee added this component back into the annual incentive program given the Company’s expected acquisition growth and the improved acquisition market as a whole. Acquisition growth is vital to the Company’s long-term earnings potential. Further, we expect acquisition growth to result in greater investor interest in our common stock and a lower cost of capital.

Award Levels:

●	Threshold: $50 million (50% of target)

●	Target: $80 million (100% of target)

●	Maximum: $100 million (150% of target)

2024 Results: $111.8 million

Percent of Overall Target Amount Received: 22.5%

Individual Performance (20% of 2024 Annual Incentive Plan):

Reason for Inclusion in Plan: In addition to the quantitative criteria of the 2024 Annual Incentive Plan, the Compensation Committee considers it important to measure each NEO’s individual contributions to the Company’s overall performance based on such NEO’s position and responsibilities.

Award Levels: Individually determined in the discretion of the Compensation Committee based upon an evaluation of the individual performance of each NEO against certain established qualitative performance goals.

(1)	We compute AFFO by modifying Funds From Operations, which we calculate in accordance with standards established by the National Association of Real Estate Investment Trusts, for certain cash and non-cash items and certain recurring and non-recurring items. Refer to “Non-GAAP Financial Measures” in Item 7 of Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2024 Annual Report.

The table below summarizes the earned cash awards, dollar value of earned LTIP Units and the actual number of earned LTIP Units for each NEO pursuant to the 2024 Annual Incentive Plan. In February 2025, the Compensation Committee and the Board determined the earned amounts based on the Company’s and each NEO’s performance in accordance with the 2024 Annual Incentive Plan’s metrics:

NEO	Amount of Cash Award	Dollar Value of Earned LTIP Units	Number of Earned LTIP Units
Jeffrey Busch	$341,796	$227,864	23,613
Robert Kiernan	$195,312	$130,208	13,493
Alfonzo Leon	$183,105	$122,070	12,650
Danica Holley	$126,953	$84,635	8,770
Jamie Barber	$113,281	$75,521	7,826

Earned LTIP Units listed above are subject to forfeiture restrictions that will lapse in the following amounts and on the following vesting dates subject to the continuous service of the NEO through and on the applicable vesting date:

●	50% of the earned LTIP Units became vested on February 26, 2025; and

●	50% of the earned LTIP Units become vested on February 26, 2026.

For all time-based and performance-based equity awards held by the NEOs and described herein, vesting is accelerated (subject to pro-ration for performance-based awards as described in the “Potential Payments Upon Termination or Change of Control” section below) in the event of a termination of the NEO’s position without “Cause” or for “Good Reason” (as defined in the relevant employment agreement, plan, or award agreements), due to death or disability, due to the NEO’s retirement or upon a “Change-in-Control” (as defined in the relevant employment agreement, plan, or award agreements) of the Company. For Messrs. Kiernan and Leon, vesting is also accelerated upon a non-renewal by the Company of their respective employment agreements. With respect to Mr. Busch, all of his unvested LTIP Units will vest in accordance to his Separation Agreement, as described in “Compensation Discussion and Analysis – Actions Taken Since Fiscal Year End.” Unvested LTIP Units are forfeited in the event of any other termination event.

2024 Long-Term Equity Incentive Plan. In addition to our 2024 Annual Incentive Plan, the Company has established long-term equity incentive plans pursuant to which we grant equity awards under the 2016 Plan that are designed to reward our NEOs for achievements based on long-term stockholder returns. We believe a combination of both an annual and long-term performance plan helps incentivize our NEOs to achieve our short-term operational goals without sacrificing long-term stockholder value. Equity awards made to our NEOs in 2024 pursuant to the 2016 Plan (our “2024 Long-Term Equity Incentive Plan”) were made in the form of LTIP Units and were divided into two components: (i) a time-based vesting component (50% of the aggregate award), and (ii) a performance-based component (50% of the aggregate award). LTIP Units issued pursuant to the time-based component vest in full on the third anniversary of the grant date (i.e., no ratable vesting).

The performance-based component of the plan is further broken out into two performance metrics as follows: (i) an Absolute Total Stockholder Return component (50% of the performance-based award) and (ii) a Relative Total Stockholder Return component (50% of the performance-based award).

The table below provides a summary of the rationale and vesting terms of the 2024 Long-Term Equity Incentive Plan:

Time-based Vesting Component (50%):	Reason for Inclusion in Plan: The primary purpose of this component is to attract and retain qualified personnel, including our NEOs. The Compensation Committee also believes these awards are necessary to remain competitive with our Peer Companies.

Vesting Schedule (based on grant date):

● Third anniversary: 100% of total award

Performance-based Vesting Component - Absolute Total Stockholder Return (“TSR”) (25%):	Reason for Inclusion in Plan: To incentivize our NEOs to build long-term value for our stockholders, the Compensation Committee considers it important to make a significant portion of each NEO’s compensation contingent on total returns achieved by our stockholders over a long-term period.

Performance Period: Three years from grant date

Award Levels:

	●	Threshold (50% of Target Award): 15% total return

	●	Target (100% of Target Award): 24% total return

	●	Maximum (200% of Target Award): 36% or greater total return

Performance-based Vesting Component – Relative TSR (25%):	Reason for Inclusion in Plan: Similar to the Absolute TSR component except compared to the companies included in the Dow Jones U.S. Real Estate Healthcare Index (the “Index Companies”). In addition to an absolute return component, the Compensation Committee believes it is important to measure the Company’s performance against an index of its industry peers to adjust for healthcare REIT industry performance considerations that may not exist within the larger REIT universe or other specific REIT industries.

Performance Period: Three years from grant date

Award Levels:

	●	Threshold (50% of Target Award): 35th percentile of the Index Companies

	●	Target (100% of Target Award): 55th percentile of the Index Companies

	●	Maximum (200% of Target Award): 75th percentile of the Index Companies

The Absolute TSR Component will be forfeited in its entirety if the TSR is less than 15%. If the TSR is between 15% and 24%, or between 24% and 36%, the percentage of the Absolute TSR Component earned will be determined using linear interpolation as between those tiers, respectively.

The Relative TSR Component will be forfeited in its entirety if the Relative Performance is below the 35th percentile of the Index Companies. If the Relative Performance is between the 35th percentile and 55th percentile of the Index Companies, or between the 55th percentile and 75th percentile of the Index Companies, the percentage of the Relative TSR Component earned will be determined using linear interpolation as between those tiers, respectively.

The following table lists the 2024 Long-Term Incentive Plan target awards granted to our NEOs on February 21, 2024. The actual amount of each performance-based award that is earned will be determined on the third anniversary of the grant date (i.e., February 21, 2027) (the “2024 Long-Term Valuation Date”).

	2024 Time-Based Awards		2024 Performance-Based Awards
NEO	Value	Number of Units(1)	Value	Number of Units(2)	Total Value
Jeffrey Busch	$600,000	62,176	$600,000	64,034	$1,200,000
Robert Kiernan	$375,000	38,860	$375,000	40,021	$750,000
Alfonzo Leon	$375,000	38,860	$375,000	40,021	$750,000
Danica Holley	$210,000	21,762	$210,000	22,412	$420,000
Jamie Barber	$200,000	20,725	$200,000	21,345	$400,000

(1)	The number of target LTIP Units comprising each 2024 Time-Based Award was determined by dividing the grant date target value by the average closing price of the Company’s common stock on the NYSE for the 15 trading days prior to, and including, the grant date, or $9.65 per share.

(2)	The number of target LTIP Units comprising each 2024 Performance-Based Award was determined by an independent valuation consultant using a Monte Carlo simulation.

As soon as practicable following the 2024 Long-Term Valuation Date, the Compensation Committee will determine the number of LTIP Units earned by each NEO under both the Absolute TSR Component and the Relative TSR Component. Any LTIP Units subject to a 2024 Performance-Based Award that are not earned as set forth above will be forfeited, and the NEO will have no right in or to any such unearned and unissued LTIP Units after it is determined that they were not earned.

LTIP Units that have been earned based on performance as provided above are subject to forfeiture restrictions that will lapse in the following amounts and on the following vesting dates subject to the continuous service of the respective NEO through and on the applicable vesting date:

(i)	50% of the earned LTIP Units become vested as of the 2024 Long-Term Valuation Date; and

(ii)	50% of the earned LTIP Units become vested on the first anniversary of the 2024 Long-Term Valuation Date.

For all time-based and performance-based equity awards held by the NEOs and described herein, vesting is accelerated (subject to pro-ration for performance-based awards as described in the “Potential Payments Upon Termination or Change of Control” section below) in the event of a termination of the NEO’s position without “Cause” or for “Good Reason” (as defined in the relevant employment agreement, plan, or award agreements), due to death or disability, due to the NEO’s retirement or upon a “Change-in-Control” (as defined in the relevant employment agreement, plan, or award agreements) of the Company. For Messrs. Kiernan and Leon, vesting is also accelerated upon a non-renewal by the Company of their respective employment agreements. With respect to Mr. Busch, all of his unvested LTIP Units will vest in accordance to his Separation Agreement, as described in “Compensation Discussion and Analysis – Actions Taken Since Fiscal Year End.” Unvested LTIP Units are forfeited in the event of any other termination event.

2021 Long-Term Performance Plan

On March 2, 2021, the Company granted equity awards to the NEOs under the 2016 Plan (the “2021 Long-Term Performance Plan”), which were granted to reward our NEOs and certain other employees if the Company’s common stock achieved certain return metrics over a three-year performance period. The 2021 Long-Term Performance Plan was bifurcated into two components: (a) a total return component, which represents 75% of the target awards, and (b) a relative return component, which represents 25% of the target awards.

The performance period for the 2021 Long-Term Performance Plan began on March 2, 2021, and ended on March 1, 2024.

Absolute Return Component. Pursuant to the 2021 Long-Term Performance Plan, 75% of the aggregate award was based on the absolute TSR of the Company during a three-year performance period. The number of LTIP Units earned by the NEOs pursuant to the absolute TSR component were as follows:

Absolute Stockholder Return Component

		Hurdles
	Target	Threshold		Maximum	Total	% of Target	Final Payout
	Award (# of	(50% of		(200% of	Company	Award	(# of LTIP
NEO	LTIP Units)	Target)	Target	Target)	Return(1)	Earned	Units)
Jeffrey Busch	9,085	21%	27%	33%	<21%	0%	-
Robert Kiernan	6,056	21%	27%	33%	<21%	0%	-
Alfonzo Leon	6,662	21%	27%	33%	<21%	0%	-
Danica Holley	5,754	21%	27%	33%	<21%	0%	-
Jamie Barber	5,754	21%	27%	33%	<21%	0%	-

(1)	Calculated based on the following metrics:

a.	The purchase of one share of the Company’s common stock on the grant date of the awards at a purchase price equal to the average closing price of the Company’s common stock over the five consecutive trading days prior to, and ending on, the effective date of the 2021 Long-Term Equity Incentive Plan (the “Baseline Value”).

b.	The full reinvestment of distributions or dividends declared on such share (without deductions for taxes or other charges) into the Company common stock at a price equal to (i) the closing price of the Company’s common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution less (ii) the amount of such dividend or distribution.

c.	The sale of shares (the original share purchased plus additional shares purchased through the reinvestment of dividends or distributions as described in (b) above) at the end of the performance period at a price equal to the average closing price of the Company’s common stock over the 15 consecutive trading days prior to, and ending on, the last day of the performance period.

Relative Stockholder Return Component. Pursuant to the 2021 Long-Term Equity Incentive Plan, 25% of the award was based on the Company’s relative TSR against the former SNL Healthcare REIT Index during a three-year performance period. The number of LTIP Units earned by the NEOs pursuant to the relative return component were as follows:

Relative Stockholder Return Component

		Hurdles
NEO	Target Award (# of LTIP Units)	Threshold Percentile (50% of Target)	Target Percentile	Maximum Percentile (200% of Target)	Company Percentile(1)	% of Target Award Earned	Final Payout (# of LTIP Units)
Jeffrey Busch	3,028	35%	55%	75%	<35%	0%	-
Robert Kiernan	2,019	35%	55%	75%	<35%	0%	-
Alfonzo Leon	2,221	35%	55%	75%	<35%	0%	-
Danica Holley	1,918	35%	55%	75%	<35%	0%	-
Jamie Barber	1,918	35%	55%	75%	<35%	0%	-

(1)	Calculated by comparing the Company’s absolute stockholder return (as calculated pursuant to the Absolute Return Component of the 2021 Long-Term Equity Incentive Plan) against the returns of the companies in the former SNL Healthcare REIT Index (weighted by the market capitalization of each company in the index).

Based on the total and relative returns of the Company’s common stock during the performance period of the 2021 Long-Term Equity Incentive Plan, our NEOs were ultimately not awarded any LTIP Units under this plan.

Distributions

Pursuant to the annual award agreements under the 2024 Annual Incentive Plan and the performance-based award agreements under the 2024 Long-Term Equity Incentive Plan, distributions equal to the dividends declared and paid by the Company accrued and will accrue during the applicable performance period on the target number of LTIP Units that the NEO could earn and are paid with respect to all of the earned LTIP Units at the conclusion of the applicable performance period, in cash or by the issuance of additional LTIP Units at the discretion of the Compensation Committee. Distributions on the LTIP Units issued pursuant to the time-based-vesting component of the awards under the 2024 Long-Term Equity Incentive Plan (i.e., 50% of aggregate awards under the 2024 Long-Term Equity Incentive Plan) are paid out currently, and, therefore, because these time-based LTIP Units were issued and outstanding as of the grant date (February 21, 2024), the NEOs received distributions on these awards during 2024.

Practices Related to the Grant of Certain Equity Awards in Relation to the Release of Material Nonpublic Information

We do not currently grant stock options or option-like equity awards to our NEOs, employees or directors; therefore, we do not currently have a formal practice or policy with respect to the grant of stock options or option-like awards. During 2024, we did not time the disclosure of material nonpublic information to affect the value of executive compensation awards granted to our NEOs, employees or directors.

Influence of Say on Pay Results on Executive Compensation Decisions

We provided stockholders with a “say-on-pay” advisory vote on executive compensation at the 2024 Annual Meeting of Stockholders. Approximately 94% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with the 2024 Annual Meeting of Stockholders. The Compensation Committee evaluated the results of the say-on-pay vote and considering the support for our executive compensation program, it did not make any significant changes to the executive compensation program and policies for fiscal year 2024 compensation based on the stockholder voting results. The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

In addition, we provided stockholders with a “say-on-frequency” advisory vote at the 2024 Annual Meeting of Stockholders to determine whether the say-on-pay advisory vote on executive compensation should occur every one, two, or three years. Approximately 95% of the votes cast on the say-on-frequency proposal were in favor of a vote every year. Based on the results of the say-on-frequency vote, the Board has determined to hold the say-on-pay vote annually.

Actions Taken Since Fiscal Year-End

Separation Agreement with Mr. Busch

On January 8, 2025, the Company and Mr. Busch reached an agreement regarding Mr. Busch’s transition from service as the Company’s Chief Executive Officer and anticipated continuation as a member of the Board. Pursuant to a Transition and Separation Agreement and General Release of Claims dated as of January 8, 2025 (the “Separation Agreement”), and in consideration for Mr. Busch (i) assisting with the transition to the new Chief Executive Officer and continuing in employment through the first to occur of (y) the date that a successor to the position of Chief Executive Officer who has been appointed in accordance with the Board’s approved succession process begins employment, or (z) June 30, 2025, (ii) executing, and not revoking, releases of claims in favor of the Company, and (iii) otherwise satisfying the terms of the Separation Agreement, Mr. Busch will receive separation benefits to which he is entitled under his Employment Agreement (as discussed in more detail below) following his cessation of employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2024 Annual Report, and in this Proxy Statement for the 2025 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors.

Paula Crowley, Chair
Henry Cole
Ronald Marston

Compensation Committee Interlocks and Insider Participation

No current or former member of the Compensation Committee is, or has been, one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has reviewed its compensation policies and practices with respect to employees of the Company, taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.

Several features of the Company’s equity compensation program and policies are designed to reduce the likelihood of excessive risk-taking by employees, including:

●	Our performance-based compensation is structured to reward both short-and long-term corporate performance;

●	The payout amounts under our short-term and long-term incentives are capped;

●	The Compensation Committee considers risk management when determining the portion of our 2024 Annual Incentive Plan earned for individual performance; and

●	A Clawback Policy which subjects certain portions of our executives’ pay to recoupment by the Company in the event of a Restatement (as defined in the Clawback Policy).

SUMMARY COMPENSATION TABLE FOR 2024, 2023 AND 2022

The Summary Compensation Table below contains, in compliance with the reporting requirements of the SEC, the compensation information for our NEOs for the years ended December 31, 2024, 2023 and 2022. Equity compensation is reported in several different tables in this Proxy Statement. For that reason, investors should take care to not “double count” equity awards.

Name and Principal Position	Year	Salary	Stock Awards	(1)	Non-Equity Incentive Plan Compensation	(2)	All Other Compensation		Total
Jeffrey Busch	2024	$700,000	$1,480,000	(3)	$341,796		$-		$2,521,796
Chief Executive Officer, Chairman	2023	$700,000	$1,080,000		$401,100		$-		$2,181,100
	2022	$650,000	$860,000		$319,215		$10,000	(4)	$1,839,215

Robert Kiernan	2024	$400,000	$910,000	(5)	$195,312		$-		$1,505,312
Chief Financial Officer	2023	$400,000	$760,000		$253,200		$-		$1,413,200
	2022	$375,000	$550,000		$184,163		$-		$1,109,163

Alfonzo Leon	2024	$375,000	$900,000	(6)	$183,105		$-		$1,458,105
Chief Investment Officer	2023	$375,000	$750,000		$214,875		$-		$1,339,875
	2022	$350,000	$540,000		$171,885		$-		$1,061,885

Danica Holley	2024	$325,000	$524,000	(7)	$126,953		$-		$975,953
Chief Operating Officer	2023	$325,000	$454,000		$156,780		$-		$935,780
	2022	$300,000	$346,000		$117,864		$-		$763,864

Jamie Barber	2024	$290,000	$492,800	(8)	$113,281		$-		$896,081
General Counsel & Corporate Secretary	2023	$290,000	$442,800		$139,896		$-		$872,696
	2022	$275,000	$338,000		$114,642		$-		$727,642

(1)	Except with respect to awards issued under the performance-based portions of the Long-Term Equity Incentive Plans, which were based on a valuation determined by an independent consultant, the 2016 Plan award values disclosed in this summary compensation table are based on the average closing price per share on the 15 trading days prior to and including the date of grant, excluding the effect of estimated forfeitures, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Awards granted under the performance-based portions of the Long-Term Equity Incentive Plans were valued using a Monte Carlo simulation in accordance with FASB ASC Topic 718. The Monte Carlo simulation is a generally accepted statistical technique used, in this instance, to simulate a range of possible future stock prices for the Company and the members of the Dow Jones U.S. Real Estate Healthcare Index over the performance period. See Note 7 – “Stock-Based Compensation” to our consolidated financial statements included in the 2024 Annual Report (our “Financial Statements”), for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(2)	Represents amounts actually paid to our NEOs upon the settlement of the cash-based portion of the 2024 Annual Incentive Plan.

(3)	Consists of: (i) 29,016 LTIP Units awarded pursuant to our 2024 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2024 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $420,000, and (ii) 126,210 LTIP Units related to our 2024 Long-Term Equity Incentive Plan, which consists of the time-based portion of such grant (62,176 LTIP Units granted) and the performance-based portion (64,034 LTIP Units awarded) at the target level. The maximum number of LTIP Units that could be issued under the 2024 Long-Term Equity Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $1,800,000.

(4)	In 2022, the Company made, at Mr. Busch’s request, a charitable donation in the amount of $10,000 to Arena Stage, a charitable organization located in Washington, D.C. Mr. Busch is a board member of Arena Stage.

(5)	Consists of: (i) 16,580 LTIP Units awarded pursuant to our 2024 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2024 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $240,000 and (ii) 78,881 LTIP Units related to our 2024 Long-Term Equity Incentive Plan, which consists of the time-based portion of such grant (38,860 LTIP Units granted) and the performance-based portion (40,021 LTIP Units awarded) at the target level. The maximum number of LTIP Units that could be issued under the 2024 Long-Term Equity Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $1,125,000.

(6)	Consists of: (i) 15,544 LTIP Units awarded pursuant to our 2024 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2024 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $225,000 and (ii) 78,881 LTIP Units related to our 2024 Long-Term Equity Incentive Plan, which consists of the time-based portion of such grant (38,860 LTIP Units granted) and the performance-based portion (40,021 LTIP Units awarded) at the target level. The maximum number of LTIP Units that could be issued under the 2024 Long-Term Equity Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $1,125,000.

(7)	Consists of: (i) 10,777 LTIP Units awarded pursuant to our 2024 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2024 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $156,000 and (ii) 44,174 LTIP Units related to our 2024 Long-Term Equity Incentive Plan, which consists of the time-based portion of such grant (21,762 LTIP Units granted) and the performance-based portion (22,412 LTIP Units awarded) at the target level. The maximum number of LTIP Units that could be issued under the 2024 Long-Term Equity Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $630,000.

(8)	Consists of: (i) 9,617 LTIP Units awarded pursuant to our 2024 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2024 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $139,200 and (ii) 42,070 LTIP Units related to our 2024 Long-Term Equity Incentive Plan, which consists of the time-based portion of such grant (20,725 LTIP Units granted) and the performance-based portion (21,345 LTIP Units awarded) at the target level. The maximum number of LTIP Units that could be issued under the 2024 Long-Term Equity Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $600,000.

2024 GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents information concerning each grant made to our NEOs in the fiscal year ended December 31, 2024, under any plan, including awards, if any, that subsequently have been transferred. In accordance with SEC rules, the table does not include awards granted after December 31, 2024.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards($)(4)
Jeffrey Busch	21-Feb-24	$210,000	$420,000	$630,000	14,508	29,016	43,524		$280,000
	21-Feb-24				32,017	64,034	128,068		$600,000
	21-Feb-24							62,176	$600,000

Robert Kiernan	21-Feb-24	$$120,000	$240,000	$360,000	8,290	16,580	24,870		$160,000
	21-Feb-24				20,011	40,021	80,042		$375,000
	21-Feb-24							38,860	$375,000

Alfonzo Leon	21-Feb-24	$$112,500	$225,000	$337,500	7,772	15,544	23,316		$150,000
	21-Feb-24				20,011	40,021	80,042		$375,000
	21-Feb-24							38,860	$375,000

Danica Holley	21-Feb-24	$$78,000	$156,000	$234,000	5,389	10,777	16,166		$104,000
	21-Feb-24				11,206	22,412	44,824		$210,000
	21-Feb-24							21,762	$210,000

Jamie Barber	21-Feb-24	$$69,600	$139,200	$208,800	4,809	9,617	14,426		$92,800
	21-Feb-24				10,673	21,345	42,690		$200,000
	21-Feb-24							20,725	$200,000

(1)	These columns show the threshold, target and maximum amount of cash that could be earned pursuant to the cash portion of the 2024 Annual Incentive Plan awards. The exact amount earned depends upon, among other things, the Company’s financial performance, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	These columns show the threshold, target and maximum number of shares of common stock that could be issued in connection with performance-based LTIP Units granted in 2024 under the Company’s 2024 Annual Incentive Plan and 2024 Long-Term Equity Incentive Plan to each of the NEOs. The exact number of units to be issued depends upon, among other things, the Company’s financial performance, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	Reflects time-based awards granted under the 2024 Long-Term Equity Incentive Plan.

(4)	Reflects the grant date fair value of awards pursuant to the 2024 Annual Incentive Plan and the 2024 Long-Term Equity Incentive Plan determined in accordance with FASB ASC Topic 718, with the value of the performance-based portions of the awards reflected at the target level. Regarding assumptions underlying the valuation of these equity awards, please see Note 7 to our Financial Statements.

See “Compensation Discussion and Analysis — Elements of 2024 Executive Compensation” for a description of the material terms of the awards granted under the plans discussed in the footnotes to the 2024 Grants of Plan-Based Awards table. Initially, all LTIP Units will not have full parity with our operating partnership’s common units with respect to liquidating distributions.

Upon the occurrence of certain “book-up” events described in the partnership agreement, LTIP Units can, over time, achieve full parity with our operating partnership’s common units for all purposes, and, therefore, accrete to an economic value equivalent to one share of common stock. If such parity is reached, vested LTIP Units may be redeemed for cash in an amount equal to the then fair market value of an equal number of shares of our common stock or converted into an equal number of shares of our common stock, as determined by us at our election.

Narrative Disclosure to Summary Compensation Table

We provide additional disclosure below of factors relating to the Summary Compensation Table, including descriptions of the Employment Agreements with Messrs. Busch, Kiernan, and Leon. Mr. Barber and Ms. Holley are at-will employees of the Company and participate in the Company’s Severance Plan. For further narrative disclosures concerning the information set forth in the Summary Compensation Table, please see “Compensation Discussion and Analysis” in this Proxy Statement.

Employment Agreements

On July 9, 2020, a subsidiary of the Company entered into an employment agreement with each of Mr. Busch, Mr. Kiernan and Mr. Leon (collectively, the “Employment Agreements,” and each an “Employment Agreement”). Each Employment Agreement was amended on January 27, 2021, to update the timing for which the Board can determine and communicate the performance metrics of the Company’s annual incentive plans.

Term

Each of Messrs. Busch’s, Kiernan’s and Leon’s Employment Agreement has a four-year term, with automatic renewals of additional successive one-year periods unless either party thereto provides at least 90 days’ advance notice of non-renewal.

Duties

The Employment Agreements provide that Messrs. Busch, Kiernan and Leon are employed by a subsidiary of the Company and that (i) Mr. Busch serves as Chief Executive Officer and President of the Company, (ii) Mr. Kiernan serves as Chief Financial Officer and Treasurer of the Company and (iii) Mr. Leon serves as Chief Investment Officer of the Company. Mr. Busch reports to the Board and Messrs. Kiernan and Leon report to the Company’s Chief Executive Officer. The Employment Agreements require that Messrs. Busch, Kiernan, and Leon devote substantially all of their business time and attention to the performance of their duties to the Company, but they allow them to engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of their duties to us or violate the restrictive covenants in the Employment Agreements.

Compensation

The Employment Agreements provide that Messrs. Busch, Kiernan and Leon receive initial annual base salaries of $600,000, $335,000, and $310,000, respectively, with target annual cash bonus opportunities beginning in 2021 of at least 100% of base salary (the “Target Annual Bonus”), subject to performance criteria and targets established and administered by the Board (or a committee thereof). In addition, Messrs. Busch, Kiernan, and Leon are eligible to receive equity and other long-term incentive awards (including LTIP Units) at the discretion of the Board (or a committee thereof) under any applicable plan or program adopted by the Company, and they will be eligible to participate in all employee benefit programs made available to the Company’s senior executives generally.

Severance Payments and Severance Plan

The Employment Agreements also contain provisions that could provide severance payments and benefits to Messrs. Busch, Kiernan and Leon upon certain termination events. Those terms, as well as the terms of the Severance Plan of which Mr. Barber and Ms. Holley are participants, and an estimate of the payments that each could receive in connection with certain termination events are detailed further below with the section titled “Potential Payments Upon Termination or Change of Control”.

Non-Solicitation, Non-Competition, Intellectual Property, Confidentiality, and Non-Disparagement

The Employment Agreements provide that for (i) eighteen months (in the case of Mr. Busch) or (ii) twelve months (in the case of Messrs. Kiernan and Leon) following the termination of employment, Messrs. Busch, Kiernan and Leon will not solicit the Company’s employees, exclusive consultants or independent contractors, hire any individual who is (or was, within the six month period immediately preceding such hiring) the Company’s employee, exclusive consultant, or exclusive independent contractor, solicit, entice or induce the Company’s customers for the purpose of providing products or services that are competitive with the products or services the Company provides, or solicit, entice, or induce the Company’s customers to terminate or reduce their business with the Company.

The Employment Agreements also contain non-competition covenants that prohibit Messrs. Busch, Kiernan and Leon from having any ownership interest in a competitor within a designated market area, or engaging in or performing services for a competitor within a designated market area, if such services either are the same as or similar to (individually or in the aggregate) the services he performed for the Company during his employment, or are performed with respect to products or services of the competitor that are competitive with the products or services provided by the Company with which he was involved during his employment or about which he received confidential information during his employment. Mr. Busch’s Employment Agreement provides that the period during which the non-competition provision applies is eighteen months following termination for any reason, and Messrs. Kiernan’s and Leon’s Employment Agreements provide that the period during which the non-competition provision applies is twelve months following termination for any reason.

Each Employment Agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of each of Messrs. Busch, Kiernan, and Leon on the one hand and the Company on the other hand to disparage the other.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR END

The following table presents information concerning equity-based awards for our NEOs that were outstanding as of December 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Jeffrey Busch	128,289	(2)	$990,391	88,692	(3)	$684,702
Robert Kiernan	85,462	(4)	$659,767	56,457	(5)	$435,848
Alfonzo Leon	84,058	(6)	$648,928	55,421	(7)	$427,850
Danica Holley	49,692	(8)	$383,622	33,865	(9)	$261,438
Jamie Barber	48,037	(10)	$370,846	32,171	(11)	$248,360

(1)	Based on the closing price of the Company’s common stock on December 31, 2024, which was the last trading day of 2024, of $7.72 per share.

(2)	Consists of: (i) 14,692 LTIP Units issued in connection with our 2023 Annual Incentive Plan that had not vested as of December 31, 2024; one half of the originally granted units vested on February 21, 2024 and the remaining unvested units vested on February 21, 2025, (ii) 62,176 time-based-vesting-only LTIP Units issued in connection with our 2024 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 21, 2027, (iii) 36,563 time-based-vesting-only LTIP Units issued in connection with our 2023 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 23, 2026, and (iv) 14,858 time-based-vesting-only LTIP Units issued in connection with our 2022 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units vested on February 24, 2025.

(3)	Consists of 29,016 unearned LTIP Units as of December 31, 2024 pursuant to the 2024 Annual Incentive Plan at the target level amount. In February 2025, the Compensation Committee and the Board determined that Mr. Busch had contingently earned 23,613 LTIP Units pursuant to the terms of the 2024 Annual Incentive Plan. The LTIP Units contingently earned pursuant to the 2024 Annual Incentive Plan vest as follows: 50% on February 26, 2025 (the settlement date) and 50% on February 26, 2026 (the first anniversary of the settlement date), subject to Mr. Busch’s continuous service through the applicable vesting date. As of December 31, 2024, (i) each of the total stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below their minimum threshold levels, so the threshold amounts are shown for these plans in the table above, (ii) the relative stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below the threshold amounts, so the threshold amounts are shown. All awards granted under the 2024, 2023 and 2022 long-term performance-based incentive plans are contingently earned based on the achievement of performance metrics following a three-year performance period. These awards are then subject to additional service-based vesting conditions thereafter, vesting as follows: 50% on the date of settlement and 50% on the first anniversary of the date of settlement, subject to Mr. Busch’s continuous service through the applicable vesting date.

(4)	Consists of: (i) 9,275 LTIP Units issued in connection with our 2023 Annual Incentive Plan that had not vested as of December 31, 2024; one half of the originally granted units vested on February 21, 2024 and the remaining unvested units vested on February 21, 2025, (ii) 38,860 time-based-vesting-only LTIP Units issued in connection with our 2024 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 21, 2027, (iii) 27,422 time-based-vesting-only LTIP Units issued in connection with our 2023 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 23, 2026, and (iv) 9,905 time-based-vesting-only LTIP Units issued in connection with our 2022 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units vested on February 24, 2025.

(5)	Consists of 16,580 unearned LTIP Units as of December 31, 2024 pursuant to the 2024 Annual Incentive Plan at the target level amount. In February 2025, the Compensation Committee and the Board determined that Mr. Kiernan had contingently earned 13,493 LTIP Units pursuant to the terms of the 2024 Annual Incentive Plan. The LTIP Units contingently earned pursuant to the 2024 Annual Incentive Plan vest as follows: 50% on February 26, 2025 (the settlement date) and 50% on February 26, 2026 (the first anniversary of the settlement date), subject to Mr. Kiernan’s continuous service through the applicable vesting date. As of December 31, 2024, (i) each of the total stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below their minimum threshold levels, so the threshold amounts are shown for these plans in the table above, (ii) the relative stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below the threshold amounts, so the threshold amounts are shown. All awards granted under the 2024, 2023 and 2022 long-term performance-based incentive plans are contingently earned based on the achievement of performance metrics following a three-year performance period. These awards are then subject to additional service-based vesting conditions thereafter, vesting as follows: 50% on the date of settlement and 50% on the first anniversary of the date of settlement, subject to Mr. Kiernan’s continuous service through the applicable vesting date.

(6)	Consists of: (i) 7,871 LTIP Units issued in connection with our 2023 Annual Incentive Plan that had not vested as of December 31, 2024; one half of the originally granted units vested on February 21, 2024 and the remaining unvested units vested on February 21, 2025, (ii) 38,860 time-based-vesting-only LTIP Units issued in connection with our 2024 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 21, 2027, (iii) 27,422 time-based-vesting-only LTIP Units issued in connection with our 2023 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 23, 2026, and (iv) 9,905 time-based-vesting-only LTIP Units issued in connection with our 2022 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units vested on February 24, 2025.

(7)	Consists of 15,544 unearned LTIP Units as of December 31, 2024 pursuant to the 2024 Annual Incentive Plan at the target level amount. In February 2025, the Compensation Committee and the Board determined that Mr. Leon had contingently earned 12,650 LTIP Units pursuant to the terms of the 2024 Annual Incentive Plan. The LTIP Units contingently earned pursuant to the 2024 Annual Incentive Plan vest as follows: 50% on February 26, 2025 (the settlement date) and 50% on February 26, 2026 (the first anniversary of the settlement date), subject to Mr. Leon’s continuous service through the applicable vesting date. As of December 31, 2024, (i) each of the total stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below their minimum threshold levels, so the threshold amounts are shown for these plans in the table above, (ii) the relative stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below the threshold amounts, so the threshold amounts are shown. All awards granted under the 2024, 2023 and 2022 long-term performance-based incentive plans are contingently earned based on the achievement of performance metrics following a three-year performance period. These awards are then subject to additional service-based vesting conditions thereafter, vesting as follows: 50% on the date of settlement and 50% on the first anniversary of the date of settlement, subject to Mr. Leon’s continuous service through the applicable vesting date.

(8)	Consists of: (i) 5,743 LTIP Units issued in connection with our 2023 Annual Incentive Plan that had not vested as of December 31, 2024; one half of the originally granted units vested on February 21, 2024 and the remaining unvested units vested on February 21, 2025, (ii) 21,762 time-based-vesting-only LTIP Units issued in connection with our 2024 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 21, 2027, (iii) 15,996 time-based-vesting-only LTIP Units issued in connection with our 2023 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 23, 2026, and (iv) 6,191 time-based-vesting-only LTIP Units issued in connection with our 2022 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units vested on February 24, 2025.

(9)	Consists of 10,777 unearned LTIP Units as of December 31, 2024 pursuant to the 2024 Annual Incentive Plan at the target level amount. In February 2025, the Compensation Committee and the Board determined that Ms. Holley had contingently earned 8,770 LTIP Units pursuant to the terms of the 2024 Annual Incentive Plan. The LTIP Units contingently earned pursuant to the 2024 Annual Incentive Plan vest as follows: 50% on February 26, 2025 (the settlement date) and 50% on February 26, 2026 (the first anniversary of the settlement date). As of December 31, 2024, (i) each of the total stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below their minimum threshold levels, so the threshold amounts are shown for these plans in the table above, (ii) the relative stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below the threshold amounts, so the threshold amounts are shown. All awards granted under the 2024, 2023 and 2022 long-term performance-based incentive plans are contingently earned based on the achievement of performance metrics following a three-year performance period. These awards are then subject to additional service-based vesting conditions thereafter, vesting as follows: 50% on the date of settlement and 50% on the first anniversary of the date of settlement, subject to Ms. Holley’s continuous service through the applicable vesting date.

(10)	Consists of: (i) 5,125 LTIP Units issued in connection with our 2023 Annual Incentive Plan that had not vested as of December 31, 2024; one half of the originally granted units vested on February 21, 2024 and the remaining unvested units vested on February 21, 2025, (ii) 20,725 time-based-vesting-only LTIP Units issued in connection with our 2024 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 21, 2027, (iii) 15,996 time-based-vesting-only LTIP Units issued in connection with our 2023 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units will vest in full on February 23, 2026, and (iv) 6,191 time-based-vesting-only LTIP Units issued in connection with our 2022 Long-Term Equity Incentive Plan that had not vested as of December 31, 2024; all of these units vested on February 24, 2025.

(11)	Consists of 9,617 unearned LTIP Units as of December 31, 2024 pursuant to the 2024 Annual Incentive Plan at the target level amount. In February 2025, the Compensation Committee and the Board determined that Mr. Barber had contingently earned 7,826 LTIP Units pursuant to the terms of the 2024 Annual Incentive Plan. The LTIP Units contingently earned pursuant to the 2024 Annual Incentive Plan vest as follows: 50% on February 26, 2025 (the settlement date) and 50% on February 26, 2026 (the first anniversary of the settlement date). As of December 31, 2024, (i) each of the total stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below their minimum threshold levels, so the threshold amounts are shown for these plans in the table above, (ii) the relative stockholder return components of the 2024, 2023 and 2022 long-term performance-based incentive plans were performing at levels below the threshold amounts, so the threshold amounts are shown. All awards granted under the 2024, 2023 and 2022 long-term performance-based incentive plans are contingently earned based on the achievement of performance metrics following a three-year performance period. These awards are then subject to additional service-based vesting conditions thereafter, vesting as follows: 50% on the date of settlement and 50% on the first anniversary of the date of settlement, subject to Mr. Barber’s continuous service through the applicable vesting date.

2024 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning the vesting of LTIP Units for NEOs that occurred during 2024. None of the NEOs held stock options in 2024.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting(#)		Value Realized on Vesting($)
Jeffrey Busch	77,970	(1)	$708,638
Robert Kiernan	36,928	(2)	$337,300
Alfonzo Leon	35,863	(3)	$326,990
Danica Holley	22,170	(4)	$202,851
Jamie Barber	21,486	(5)	$196,388

(1)	Consists of: (i) 47,801 LTIP Units that vested on July 9, 2024 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2024 was $8.94 per share; (ii) 14,692 LTIP Units that vested on February 21, 2024 pursuant to our 2023 Annual Incentive Plan; the closing price of our common stock on February 21, 2024 was $9.45 per share; (iii) 6,587 LTIP Units that vested on February 23, 2024 pursuant to our 2022 Annual Incentive Plan; the closing price of our common stock on February 23, 2024 was $9.44 per share; and (iv) 8,890 LTIP Units that vested on March 2, 2024 pursuant to our 2021 Long-Term Equity Incentive Plan (time-based vesting); the closing price of our common stock on March 1, 2024 (the last trading day prior to vesting) was $9.03 per share.

(2)	Consists of: (i) 17,926 LTIP Units that vested on July 9, 2024 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2024 was $8.94 per share; (ii) 9,275 LTIP Units that vested on February 21, 2024 pursuant to our 2023 Annual Incentive Plan; the closing price of our common stock on February 21, 2024 was $9.45 per share; (iii) 3,800 LTIP Units that vested on February 23, 2024 pursuant to our 2022 Annual Incentive Plan; the closing price of our common stock on February 23, 2024 was $9.44 per share; and (iv) 5,927 LTIP Units that vested on March 2, 2024 pursuant to our 2021 Long-Term Equity Incentive Plan (time-based vesting); the closing price of our common stock on March 1, 2024 (the last trading day prior to vesting) was $9.03 per share.

(3)	Consists of: (i) 17,926 LTIP Units that vested on July 9, 2024 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2024 was $8.94 per share; (ii) 7,871 LTIP Units that vested on February 21, 2024 pursuant to our 2023 Annual Incentive Plan; the closing price of our common stock on February 21, 2024 was $9.45 per share; (iii) 3,547 LTIP Units that vested on February 23, 2024 pursuant to our 2022 Annual Incentive Plan; the closing price of our common stock on February 23, 2024 was $9.44 per share; and (iv) 6,519 LTIP Units that vested on March 2, 2024 pursuant to our 2021 Long-Term Equity Incentive Plan (time-based vesting); the closing price of our common stock on March 1, 2024 (the last trading day prior to vesting) was $9.03 per share.

(4)	Consists of: (i) 8,365 LTIP Units that vested on July 9, 2024 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2024 was $8.94 per share; (ii) 5,743 LTIP Units that vested on February 21, 2024 pursuant to our 2023 Annual Incentive Plan; the closing price of our common stock on February 21, 2024 was $9.45 per share; (iii) 2,432 LTIP Units that vested on February 23, 2024 pursuant to our 2022 Annual Incentive Plan; the closing price of our common stock on February 23, 2024 was $9.44 per share; and (iv) 5,630 LTIP Units that vested on March 2, 2024 pursuant to our 2021 Long-Term Equity Incentive Plan (time-based vesting); the closing price of our common stock on March 1, 2024 (the last trading day prior to vesting) was $9.03 per share.

(5)	Consists of: (i) 8,365 LTIP Units that vested on July 9, 2024 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2024 was $8.94 per share; (ii) 5,125 LTIP Units that vested on February 21, 2024 pursuant to our 2023 Annual Incentive Plan; the closing price of our common stock on February 21, 2024 was $9.45 per share; (iii) 2,366 LTIP Units that vested on February 23, 2024 pursuant to our 2022 Annual Incentive Plan; the closing price of our common stock on February 23, 2024 was $9.44 per share; and (iv) 5,630 LTIP Units that vested on March 2, 2024 pursuant to our 2021 Long-Term Equity Incentive Plan (time-based vesting); the closing price of our common stock on March 1, 2024 (the last trading day prior to vesting) was $9.03 per share.

PENSION BENEFITS

We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION

We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

PAY RATIO DISCLOSURE

Pursuant to the Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose in this Proxy Statement the following information for the 2024 fiscal year:

●	the median of the annual total compensation of all employees of our Company (excluding our CEO);

●	the annual total compensation of our CEO; and

●	the ratio of the annual total compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO).

Based on Item 402(u) and applicable SEC guidance and applying the methodology described below, we have determined that our CEO’s annual total compensation for 2024 was $2,521,796, and our good faith estimate of the median of the annual total compensation of all of our employees (excluding our CEO) for 2024 was $232,500. Accordingly, we estimate the ratio of our CEO’s annual total compensation for 2024 to the median of the annual total compensation of all our employees (excluding our CEO) for 2024 was 10.9 to 1.

We selected December 31, 2024, which is a date within the last three months of the end of fiscal year 2024, as the date we would use to identify our median employee. To identify the median employee from our employee population, we used the amount of salary, bonus and the target value of equity awards made to employees under our equity plans. We used our payroll records to identify this information. In making this determination, we did not annualize the compensation of those employees who did not work for the Company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. We believe total compensation, including the target value of equity awards granted to employees under the Company’s equity plans, is an appropriate and consistently applied compensation measure because a significant number of our employees participate in the equity plan.

Under Item 402(u) and applicable SEC guidance, each company has considerable flexibility to use a compensation measure to identify its median employee, provided the measure is consistently applied to all employees included in the calculation. Additionally, companies are afforded significant discretion as to the assumptions, adjustments and estimates it uses to identify the median employee or to determine annual total compensation of the median employee. Therefore, our 2024 pay ratio is not intended to facilitate a comparison to the pay ratio disclosed by any other company, including any company in our peer group.

PAY-VERSUS-PERFORMANCE TABLE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for our 2020, 2021, 2022, 2023 and 2024 fiscal years.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO($)(1)	Compensation Actually Paid to PEO($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs($)(1)	Average Compensation Actually Paid to Non-PEO NEOs($)(2)	Total Shareholder Return($)(3)	Peer Group Total Shareholder Return($)(3)	Net Income (in thousands)($)(4)	Adjusted Funds From Operations (AFFO) per Share and Unit($)(5)
2024	$2,521,796	$1,945,919	$1,208,863	$897,527	$86	$124	$6,692	$0.89
2023	$2,181,100	$2,523,417	$1,140,388	$1,285,359	$112	$114	$21,734	$0.91
2022	$1,839,215	$(1,034,220)	$915,639	$(538,467)	$88	$100	$19,996	$0.98
2021	$1,506,795	$2,867,359	$751,959	$1,308,522	$152	$132	$18,342	$0.95
2020	$3,086,114	$3,182,518	$1,134,104	$1,101,882	$106	$92	$(2,499)	$0.88

1)	Represents the total amount from the Summary Compensation Table for each applicable year (each, a “covered year”) for the PEO and the average of the total amounts of all non-PEO NEOs from the Summary Compensation Table for each covered year. Our PEO and the non-PEO NEOs for each applicable year are as follows:

a)     PEO:

i)       2024: Jeffrey Busch

ii)      2023: Jeffrey Busch

iii)     2022: Jeffrey Busch

iv)     2021: Jeffrey Busch

v)      2020: Jeffrey Busch

b)    Non-PEO NEOs:

i)       2024: Robert Kiernan, Alfonzo Leon, Danica Holley, Jamie Barber

ii)      2023: Robert Kiernan, Alfonzo Leon, Danica Holley, Jamie Barber

iii)     2022: Robert Kiernan, Alfonzo Leon, Danica Holley, Jamie Barber

iv)     2021: Robert Kiernan, Alfonzo Leon, Danica Holley, Jamie Barber

v)      2020: Robert Kiernan, Alfonzo Leon, Danica Holley, Jamie Barber

2)	Compensation Actually Paid is calculated as follows for each covered year with respect to the PEO, the total of, and with respect to the Non-PEO NEOs, the total average for all non-PEO NEOs of:

a)	the total amount from the Summary Compensation Table;

b)	less the total amount from the “Stock Awards” column of the Summary Compensation Table (which represents the total grant date fair value for awards granted in that year);

c)	plus or minus

i)	for awards that were issued during the covered year and that remained outstanding as of the end of the covered year, the end of year fair value of such awards;

ii)	for awards that were issued prior to the covered year but that vested during the covered year, the difference in fair value from the end of the year prior to the covered year and the fair value as of the vesting date;

iii)	for awards that were issued prior to the covered year and that remained outstanding as of the end of the covered year, the difference in fair value from the end of the covered year and the end of the prior year of such awards; and

iv)	for awards that were granted in the covered year and vested in the covered year, the fair value of such awards as of the vesting date;

v)	for awards granted in years prior to the covered year that failed to meet the applicable vesting conditions during the covered year, the fair value of such awards as of the end of the prior year; and

vi)	the dollar value of any dividends or other earnings paid on awards in the covered year prior to the vesting date that are otherwise not included in the total compensation for the covered fiscal year.

For our time-based vesting awards, we base our fair value calculations on the closing stock price of our common stock on the measurement date multiplied by the number of granted awards.

For our unearned annual performance-based awards, we base our fair value calculations on the closing stock price of our common stock on the measurement date multiplied by the number of target awards. For our earned annual performance-based awards, we base our fair value calculations on the closing stock price of our common stock on the measurement date multiplied by the number of awards earned. Because our NEOs may earn from 50% to 150% of their target grants under our annual incentive plans, amounts for the same plan that may have been reported based on target amounts prior to such awards being earned may be reported based on amounts that are smaller or larger than the target amounts after being earned and converted into time-based vesting awards.

For our unearned long-term performance-based awards, we base our fair value calculations on a price per award that is determined by a Monte Carlo simulation, which is a generally accepted statistical technique used to simulate a range of possible future stock prices for the Company and the members of the Dow Jones U.S. Real Estate Healthcare Index over the remaining performance period, multiplied by the number of target awards. Once earned, the fair values of our long-term performance-based awards are calculated in the same manner as our time-based vesting awards. Although our NEOs can earn from 50% to 200% of their target awards under our long-term performance-based incentive plans, the probability of the number of awards to be earned upon settlement is factored into the Monte Carlo simulation for unearned awards. With respect to time-based vesting awards and performance-based awards, we factor distributions and distribution equivalents received prior to, or on, the vesting date into the calculation of Compensation Actually Paid.

The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid to our PEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid to PEO	2024($)	2023($)	2022($)	2021($)	2020($)
Summary Compensation Table Total	2,521,796	2,181,100	1,839,215	1,506,795	3,086,114
Grant Date Fair Value of Awards Granted in Fiscal Year	(1,480,000)	(1,080,000)	(860,000)	(540,000)	(2,460,000)
Fair Value at Fiscal Year End of Outstanding and Unvested Awards Granted in Fiscal Year	915,418	1,180,242	345,509	779,176	3,066,062
Change in Fair Value as of Vesting Date of Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	106,710	12,966	(722,931)	(133,027)	(411,591)
Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(255,644)	114,468	(1,859,250)	963,595	(357,749)
Fair Value at Vesting of Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
Fair Value as of Prior Fiscal Year End of Awards Granted in Prior Years That Failed to Vest During Fiscal Year	(14,883)	(12,851)	—	—	—
Dividends and Dividend Equivalent Rights Paid on Outstanding and Unvested Awards	152,522	127,492	223,237	290,820	259,683
Compensation Actually Paid	1,945,919	2,523,417	(1,034,220)	2,867,359	3,182,518

The following table provides a reconciliation of the Summary Compensation Table Total to Average Compensation Actually Paid to our Non-PEO NEOs.

Reconciliation of Summary Compensation Table Total to Average Compensation Actually Paid to Non-PEO NEOs	2024($)	2023($)	2022($)	2021($)	2020($)
Summary Compensation Table Total	1,208,863	1,140,388	915,639	751,959	1,134,104
Grant Date Fair Value of Awards Granted in Fiscal Year	(706,700)	(601,700)	(443,500)	(304,500)	(872,500)
Fair Value at Fiscal Year End of Outstanding and Unvested Awards Granted in Fiscal Year	435,543	652,529	174,043	446,471	1,082,614
Change in Fair Value as of Vesting Date of Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	41,140	9,885	(355,057)	(127,320)	(129,680)
Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(144,806)	39,427	(933,128)	388,853	(237,812)
Fair Value at Vesting of Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
Fair Value as of Prior Fiscal Year End of Awards Granted in Prior Years That Failed to Vest During Fiscal Year	(9,922)	(9,359)	—	—	—
Dividends and Dividend Equivalent Rights Paid on Outstanding and Unvested Awards	73,409	54,189	103,537	153,058	125,156
Average Compensation Actually Paid	897,527	1,285,359	(538,467)	1,308,522	1,101,882

3)	Total Shareholder Return and Peer Group Total Shareholder Return differ from prior year proxy disclosures due to an inadvertent miscalculation of these amounts in prior year disclosures.

4)	Net income in 2020 included a one-time charge of $14,005 related to the Internalization.

5)	We compute AFFO by modifying Funds From Operations, which we calculate in accordance with standards established by the National Association of Real Estate Investment Trusts, for certain cash and non-cash items and certain recurring and non-recurring items. Refer to “Non-GAAP Financial Measures” in Item 7 of Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2024 Annual Report.

The table below shows the relationships between the following: (i) the percentage difference in the amounts shown in the ”Total” column of the Summary Compensation Table for our PEO and Compensation Actually Paid (as determined by the table above), (ii) the percentage difference in the average amount for our non-PEO NEOs and Compensation Actually Paid (as determined by the table above) and (iii) the total return of our common stock, and (b) the total return of the MSCI U.S. REIT Index:

Year	% Change from PEO Summary Compensation Table and Actual Compensation Paid	% Change from Non-PEO NEO Summary Compensation Table and Non-PEO NEO Actual Compensation Paid	Company TSR (%)(1)	MSCI U.S. REIT Index TSR (%)(1)
2024	-23%	-26%	-14%	24%
2023	16%	13%	12%	14%
2022	-156%	-159%	-13%	0%
2021	90%	74%	52%	32%
2020	3%	13%	6%	-8%

(1)	Total Shareholder Return and Peer Group Total Shareholder Return differ from prior year proxy disclosures due to an inadvertent miscalculation of these amounts in prior year disclosures.

The table below shows the relationships between the following: (i) the percentage differences in the amounts shown in the “Total” column of the Summary Compensation Table for our PEO and the average amount for our non-PEO NEOs versus Compensation Actually Paid to such PEO and non-PEO NEOs (as determined by the table above) and (ii) (a) the Company’s Net Income and (b) AFFO:

Year	% Change from PEO Summary Compensation Table and Actual Compensation Paid	% Change from Non-PEO NEO Summary Compensation Table and Non-PEO NEO Actual Compensation Paid	% Change in Net Income		% Change in AFFO
2024	-23%	-26%	-69%		-2%
2023	16%	13%	9%		-7%
2022	-156%	-159%	9%		3%
2021	90%	74%	59%		8%
2020	3%	13%	20	%(1)	17%

(1)	For comparative purposes, we added back the one-time management internalization expense of $14,005. Actual Net Income for 2020 was $(2,499).

The following table provides a list of the most important financial measures that the Company used to measure NEO performance-based compensation for 2024:

AFFO per share	Occupancy Rate	Debt-to-Assets (Leverage) Ratio

See “Compensation, Discussion and Analysis—Summary of 2024 Compensation—Elements of Executive Compensation—Annual Incentive Plan,” for a more detailed description of how the financial measures above are used to measure NEO performance-based compensation for 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes potential payments and benefits to the NEOs under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

The Employment Agreements (with respect to Messrs. Busch, Kiernan and Leon) and Severance Plan (with respect to Mr. Barber and Mrs. Holley) provide for payments and other benefits if the NEO’s employment with us is terminated under circumstances specified in his/her respective Employment Agreement or Severance Plan. An NEO’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. The table below summarizes these rights and the amount of any payments and benefits due under the circumstances specified for the NEO indicated.

As noted above, on January 8, 2025, the Company and Mr. Busch reached an agreement regarding Mr. Busch’s transition from service as the Company’s Chief Executive Officer and anticipated continuation as a member of the Board. Pursuant to the Separation Agreement, and in consideration for Mr. Busch (i) assisting with the transition to the new Chief Executive Officer and continuing in employment through the first to occur of (y) the date that a successor to the position of Chief Executive Officer who has been appointed in accordance with the Board’s approved succession process begins employment, or (z) June 30, 2025, (ii) executing, and not revoking, releases of claims in favor of the Company, and (iii) otherwise satisfying the terms of the Separation Agreement, Mr. Busch will receive separation benefits to which he is entitled under his Employment Agreement (as discussed in more detail below) following his cessation of employment. As a result, disclosure herein of the potential payments and benefits to Mr. Busch upon a termination of employment or change in control as of December 31, 2024 is based on Mr. Busch’s Employment Agreement.

Severance Provisions of the Employment Agreements

The Employment Agreements provide that if Messrs. Busch’s, Kiernan’s, or Leon’s employment is terminated by the Company without “Cause” or by him for “Good Reason” (as those terms are defined in the Employment Agreements), subject to him executing and not revoking a release of claims, he will receive the following severance entitlements:

(1)	two times (in the case of Mr. Busch) and one times (in the case of Messrs. Kiernan and Leon) the sum of, or in the case of a termination within six months preceding, or 12 months following, a change of control of the Company, three times (in the case of Mr. Busch) and two times (in the case of Messrs. Kiernan and Leon) the sum of:

a.       his base salary; and

b.       the greater of:

i.	his annual bonus earned in the calendar year preceding the year of termination, or

ii.	his target bonus for the year of termination;

(2)	a prorated annual bonus for the year of termination (the “Termination Bonus Payment”);

(3)	all outstanding time-based equity-based awards vest (“Accelerated Vesting”), and performance-based equity awards will remain outstanding and eligible to vest if and to the extent the applicable performance-based vesting conditions are satisfied, subject to any pro-ration that is consistent with the terms of other equity-based awards subject to performance-based vesting which were granted to him under the 2016 Plan prior to the effective date of his Employment Agreement (“Ongoing Vesting”); and (i) in the case of Mr. Busch, continuation of subsidized health care coverage for up to 18 months or monthly payments equal to the Company cost of providing such coverage; and (ii), in the case of Messrs. Kiernan and Leon, continuation of subsidized health care coverage for up to 12 months (or 18 months in the case of a termination within six months preceding, or 12 months following, a change of control of the Company) or monthly payments equal to the Company cost of providing such coverage (each, a “COBRA Subsidy”).

Subject to certain restrictions in each Employment Agreement, the severance described in (1) above is paid in installments over 24 months (in the case of Mr. Busch) or 12 months (in the case of Messrs. Kiernan and Leon) following the 60th day after the termination date unless the termination occurs within six months preceding, or 12 months following a change-in-control of the Company, in which case the severance is paid in a lump sum within 60 days after the date of termination. Each of Mr. Busch, Kiernan and Leon would also be entitled to the severance payments and benefits described above if their employment is terminated by the Company due to the Company’s election not to renew the term of the Employment Agreement.

For purposes of the Employment Agreements:

(1)	“Good Reason” means, in summary, (i) a material diminution in the executive’s title, authority, responsibilities or base salary (including, in the case of Mr. Busch, the failure of the Board to appoint him as Chairman of the Board within 10 days after the effective date of his Employment Agreement), (ii) after a specified period (three months in the case of Messrs. Busch and Kiernan and nine months in the case of Mr. Leon) after the occurrence of a “change-in-control”, a material duplication (that did not exist prior to the “change-in-control”) with other executives of the Company (or its subsidiaries) of the executive’s title, authorities, duties or responsibilities, (iii) a material breach by the Company of the Employment Agreement, (iv) a 50-mile relocation of an executive’s principal place of business from the Company’s headquarters in Bethesda, Maryland or (v) a change to whom the executive reports.

(2)	“Cause” means, in summary, the executive’s (i) material breach of the Employment Agreement or any other written agreement between the Company (or its subsidiaries) and the executive, (ii) material breach of any workplace law or the Company (or its subsidiaries) written policies and codes of conduct, (iii) commission of an act of fraud, theft, dishonesty, embezzlement or breach of fiduciary duty related to the Company (or its subsidiaries) or the performance of his duties under the Employment Agreement, (iv) commission of an act of gross negligence or willful misconduct related to the Company (or its subsidiaries) or the performance of his duties under the Employment Agreement, which results in material and demonstrable damage to the Company (or its subsidiaries), (v) conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or any crime of involving moral turpitude or the indictment of executive of any felony (or state law equivalent) of any crime involving moral turpitude, which is not discharged or otherwise resolved within 18 months, (vi) willful failure or refusal, other than due to disability, to perform his obligations under the Employment Agreement or to follow any lawful directive from the Board or (vii) violation of certain of the restrictive covenants contained in the Employment Agreement.

(3)	“Change-in-Control” means, in summary, the occurrence of (i) the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s properties or assets, (ii) a change in the majority of the Board, (iii) acquisition of 50% of more of the voting power of the Company’s stock, or (iv) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar transaction after which the Company’s stockholders do not own, directly or indirectly, more than 50% of the voting power of the surviving entity’s (or a parent entity’s) stock.

Upon the death or disability (as defined in the Employment Agreements) of Messrs. Busch, Kiernan or Leon, the executive (or the executive’s estate in the case of death) shall be eligible to receive: (i) the Termination Bonus Payment, (ii) Accelerated Vesting of all outstanding time-based, equity-based awards, (iii) Ongoing Vesting of all outstanding performance-based, equity-based awards, and (iv) the applicable COBRA Subsidy.

Severance Plan

The Company maintains a Severance Plan, which provides specified benefits to employees (except Messrs. Busch, Kiernan, and Leon) in the event of their termination of employment from the Company. Under the Severance Plan, in the event of a qualifying termination of employment of a plan participant, the participant will be entitled to receive severance pay in accordance with the following matrix:

Participant Level	Termination other than for “Cause”		Termination upon a Change-in-Control(1)		Termination due to death or Disability

Level One	●	1x Annual Base Salary;	●	2x sum of: o Base salary; and o Target bonus for the year of termination.	●	A pro-rata bonus for the year of termination, based on actual performance;

	●	All unvested equity-based awards granted under the 2016 Plan shall be eligible to vest in accordance with the terms of the applicable award agreement; and	●	Immediate vesting of all unvested, time- based LTIP Units;	●	12-month COBRA subsidy (or similar payment); and

	●	12 months COBRA subsidy (or similar payment)	●	performance awards remain outstanding and eligible to vest in accordance with the terms of the applicable award agreement; and	●	All unvested equity-based awards granted under the 2016 Plan shall be eligible to vest in accordance with the terms of the applicable award agreement.

			●	18-month COBRA subsidy (or similar payment)

Level Two	●	up to six months of Base Salary;	●	Up to 1x Annual Base Salary	●	All unvested equity-based awards granted under the 2016 Plan shall be eligible to vest in accordance with the terms of the applicable award agreement.

	●	All unvested equity-based awards granted under the 2016 Plan shall be eligible to vest in accordance with the terms of the applicable award agreement; and	●	Immediate vesting of all unvested, time-based LTIP Units;

	●	Up to six months of COBRA subsidy (or similar payment)	●	performance awards remain outstanding and eligible to vest in accordance with the terms of the applicable award agreement; and

			●	up to 12-month COBRA subsidy (or similar payment)

1)	to receive severance in connection with a change-in-control, a Level One participant must be terminated within six months prior to, or 12 months following, a change-in-control; a Level Two participant must be terminated within 12 months following a change-in-control.

For purposes of the Severance Plan, the terms “cause” and “change-in-control” generally have the same definitions as those terms in the Employment Agreements. The Severance Plan does not provide for severance payments upon a termination by the participant for “good reason”.

Ms. Holley and Mr. Barber are each Level One Participants in the Severance Plan. The Severance Plan and the Employment Agreements contain similar restrictions on non-competition and non-solicitation.

In addition, the Company may authorize discretionary severance payments, which are unknown at this time, to its NEOs upon termination.

Time-Based LTIP Awards

The Company’s benefit plans and award agreements generally refer to the terms and conditions of the Employment Agreements and Severance Plan with respect to accelerated vesting upon certain events. However, with respect to Mr. Barber and Ms. Holley, each award agreement generally provides for accelerated vesting upon the respective NEO’s termination of employment by the NEO for Good Reason (as defined below):

“Good Reason” generally means: (i) a material diminution in the NEO’s base salary; (ii) a material diminution or adverse change in the NEO’s title, duties or authority; (iii) a material breach by the Company or the Operating Partnership of any of its covenants or obligations under the relevant award agreement; or (iv) the relocation of the geographic location of the NEO’s principal place of employment by more than 50 miles from the location of the NEO’s principal place of employment.

Annual and Long-Term Performance-Based Incentive Awards

Qualified Termination — Earned LTIP Units will generally vest upon the date of a qualified termination (generally, a termination without cause, by executive for good reason, as a result of death or disability or retirement). Forfeiture restrictions are removed in the event of a termination of the executive’s position without “Cause” or for “Good Reason” or as a result of the executive’s retirement, although transfer and redemption restrictions remain until such dates as such executive’s awards would have vested absent such termination or retirement.

With respect to any unearned LTIP Units as of the date of a qualified termination, the relevant performance metrics will be evaluated on the original valuation date for each plan as if such termination had not occurred and then, with respect to LTIP Units then earned, a partial service factor will be applied to determine that actual number of LTIP Units to issue to the NEO.

Change-in-Control — Upon a Change-in-Control, with respect to the Annual Incentive Plan Awards, (i) if a Change-in-Control had occurred prior to the first anniversary of the effective date of the plan, the performance goals related to such plan would have been pro-rated based on the effective date of the Change-in-Control and the number of resulting earned LTIP Units would have been pro-rated based on the effective date of the Change-in-Control and (ii) if a Change-in-Control occurs after the first anniversary of the effective date of the plan, the performance goals will be measured as if such Change-in-Control had not occurred and the amount of earned LTIP Units will be determined accordingly.

With respect to the Long-Term Equity Incentive Plan Awards, (i) if a Change-in-Control occurs prior to the third anniversary of the effective date of the plan, the performance goals related to such plan would have been pro-rated based on the effective date of the Change-in-Control and the number of resulting earned LTIP Units would have been pro-rated based on the effective date of the Change-in-Control and (ii) if a Change-in-Control occurs after the third anniversary of the effective date of the plan, the performance goals will be measured as if such Change-in-Control had not occurred and the amount of earned LTIP Units will be determined accordingly.

Any earned LTIP Units issued upon a Change-in-Control as described above will be subject to the same vesting schedule as if the Change-in-Control had not occurred except that, if a qualified termination occurs within six months prior to, or 12 months following, such Change-in-Control, all earned LTIP Units shall immediately vest upon such termination.

Severance and Change-in-Control Payment Table as of December 31, 2024

The following tables represent the payments due to our NEOs in the event that termination or change-in-control payments would have been triggered under our compensation arrangements on December 31, 2024. The Amounts below are based on the closing price of the Company’s common stock on December 31, 2024, which was the last trading day of 2024, of $7.72 per share.

Name	Benefit	Death/Disability($)		Company Non-Renewal($)		Termination By Company Without Cause($)		Termination by Executive for Good Reason($)		Change-in- Control Termination($)
Jeffrey Busch	Cash Severance	700,000	(1)	3,500,000	(4)	3,500,000	(4)	3,500,000	(4)	4,900,000	(6)
	LTIP Units Vesting	990,399	(2)	990,399	(2)	990,399	(2)	990,399	(2)	990,399	(7)
	Other	14,580	(3)	14,580	(3)	14,580	(3)	14,580	(3)	14,580	(8)
	Total	1,704,979		4,504,979		4,504,979		4,504,979		5,904,979

Robert Kiernan	Cash Severance	400,000	(1)	1,200,000	(4)	1,200,000	(4)	1,200,000	(4)	2,000,000	(6)
	LTIP Units Vesting	659,759	(2)	659,759	(2)	659,759	(2)	659,759	(2)	659,759	(7)
	Other	15,996	(3)	15,996	(3)	15,996	(3)	15,996	(3)	23,994	(8)
	Total	1,075,754		1,875,754		1,875,754		1,875,754		2,683,752

Alfonzo Leon	Cash Severance	375,000	(1)	1,125,000	(4)	1,125,000	(4)	1,125,000	(4)	1,875,000	(6)
	LTIP Units Vesting	648,928	(2)	648,928	(2)	648,928	(2)	648,928	(2)	648,928	(7)
	Other	15,996	(3)	15,996	(3)	15,996	(3)	15,996	(3)	23,994	(8)
	Total	1,039,924		1,789,924		1,789,924		1,789,924		2,547,922

Danica Holley	Cash Severance	109,287	(1)	N/A		694,287	(5)	-		1,279,287	(6)
	LTIP Units Vesting	451,329	(2)	N/A		451,329	(2)	451,329	(2)	451,329	(7)
	Other	10,152	(3)	N/A		10,152	(3)	-		15,228	(8)
	Total	570,768		N/A		1,155,768		451,329		1,745,844

Jamie Barber	Cash Severance	97,518	(1)	N/A		619,518	(5)	-		1,141,518	(6)
	LTIP Units Vesting	431,257	(2)	N/A		431,257	(2)	431,257	(2)	431,257	(7)
	Other	15,996	(3)	N/A		15,996	(3)	-		23,994	(8)
	Total	544,771		N/A		1,066,771		431,257		1,596,769

(1)	Represents executive’s annual bonus for the year of a termination due to death or disability (assuming the discretionary component of the 2024 Annual Incentive Plan was earned at the target level), pro-rated for the number of days he/she was employed by the Company during that year.

(2)	Represents (i) all unvested, time-based equity awards outstanding as of December 31, 2024, (ii) For Mrs. Holley and Mr. Barber, 2024 Annual Incentive Plan Award at 81.38 % of the target award, which represents the amount earned based on the Company performance as of December 31, 2024 (assuming the discretionary component of the 2024 Annual Incentive Plan was earned at the target level), and (iii) 2022 Long-Term Plan Incentive Award at 0% of the target award, which represents the amount actually earned at the end of the performance period (February 23, 2025). Because the performance periods for the 2023 and 2024 Long-Term Equity Incentive Plans will not end until after the date of this Proxy Statement, we are unable to determine the amount of LTIP Units that would be awarded under those plans based on a deemed termination date of December 31, 2024. The target and maximum awards available under the 2023 Long-Term Equity Incentive Plan, after the application of a partial service factor to reflect a deemed termination date of December 31, 2024, equaled (i) for Mr. Busch, $164,000 and $327,000, respectively, (ii) for Mr. Kiernan, $123,000 and $245,000, respectively, (iii) for Mr. Leon, $123,000 and $245,000, respectively, (iv) for Ms. Holley, $72,000 and $143,000, respectively and (v) for Mr. Barber, $72,000 and $143,000, respectively. The target and maximum awards available under the 2024 Long-Term Equity Incentive Plan, after the application of a partial service factor to reflect a deemed termination date of December 31, 2024 equal (i) for Mr. Busch, $142,000 and $284,000, respectively, (ii) for Mr. Kiernan, $89,000 and $177,000, respectively, (iii) for Mr. Leon, $89,000 and $177,000, respectively, (iv) for Ms. Holley, $50,000 and $99,000, respectively, and (v) for Mr. Barber, $47,000 and $95,000, respectively.

(3)	Represents COBRA payments for (i) a maximum of 18 months with respect to Mr. Busch, and (ii) a maximum of 12 months with respect to Messrs. Kiernan, Leon and Barber and Ms. Holley. Amounts are based on the monthly health insurance premium paid by the Company for the month of December 2024.

(4)	For Mr. Busch, represents a payment equal to the sum of (i) two times the sum of (a) annual base salary for 2024 and (b) target bonus for 2024 and (ii) pro-rata bonus for 2024 (less amounts earned pursuant to the equity component of the Company 2024 Annual Incentive Plan). For Messrs. Kiernan and Leon, represents a payment equal to the sum of (i) one times the sum of (a) annual base salary for 2024 and (b) target bonus for 2024 and (ii) pro-rata bonus for 2024.

(5)	Represents a payment equal to one times the executive’s annual base salary. Pursuant to the Severance Plan, Ms. Holley and Mr. Barber would only receive this cash severance upon a no “cause” termination event. Neither Ms. Holley nor Mr. Barber is entitled to receive a cash severance upon a termination by them for “good reason.”

(6)	For Mr. Busch, represents a payment equal to the sum of (i) three times the sum of (a) annual base salary for 2024 and (b) target bonus for 2024 and (ii) target bonus for 2024. For Messrs. Kiernan and Leon, represents a payment equal to the sum of two times the sum of (a) annual base salary for 2024 and (b) target bonus for 2024 and (ii) target bonus for 2024. For Mr. Barber and Ms. Holley, represents a payment equal to two times the sum of (i) annual base salary for 2024 and (ii) target bonus for 2024.

(7)	Consists of (i) all unvested, time-based equity awards outstanding as of December 31, 2024, (ii) for Mrs. Holley and Mr. Barber, all outstanding 2024 annual equity incentive awards, assuming a performance level equal to 81.38% of the target awards (which reflects the plan performance goals that had been achieved as of December 31, 2024) and assumes the executive achieved the target level of the discretionary component of the award, (iii) 0% of the executive’s target 2022 Long-Term Equity Incentive Plan awards, which represents the amount due based on an assumed acquisition stock price of $7.72 on December 31, 2024 after the application of a partial service factor, (iv) 0% of the executive’s aggregate target 2023 Long-Term Equity Incentive Plan awards, which represents the amount due based on an assumed acquisition stock price of $7.72 on December 31, 2024 after the application of a partial service factor and (v) 0% of the executive’s aggregate target 2024 Long-Term Equity Incentive Plan awards, which represents the amount due based on an assumed acquisition stock price of $7.72 on December 31, 2024 after the application of a partial service factor.

(8)	Represents COBRA payments for (i) a maximum of 18 months with respect to Messrs. Busch, Kiernan and Leon and (ii) a maximum of 12 months with respect to Mr. Barber and Mrs. Holley. Amounts are based on the monthly health insurance premium paid by the Company for the month of December 2024.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2024, with respect to compensation plans under which our equity securities are authorized for issuance, specifically, the 2016 Plan. We have no such plans that were not approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	3,095,552	(1)	N/A	2,136,845

Equity compensation plans not approved by security holders	—		N/A	—

Total	3,095,552		N/A	2,136,845

(1)	Represents outstanding LTIP Units, which are a separate non-voting class of limited partnership interests structured as profits interests. The LTIP Units, subject to certain forfeiture provisions, may be redeemed into either, at the election of the Company, (i) shares of our common stock on a one-for-one basis or (ii) cash.

COMPENSATION OF DIRECTORS

For 2024, each of our independent directors received an annual cash retainer of $55,000. Our lead independent director received an additional cash retainer of $25,000. The Chair of the Audit Committee received an additional annual cash retainer of $20,000 and each other member of the Audit Committee received an additional annual cash retainer of $10,000. The Chair of the Compensation Committee received an additional annual cash retainer of $15,000 and each other member of the Compensation Committee received an additional annual cash retainer of $7,500. The Chair of the Nominating and Corporative Governance Committee received an additional annual cash retainer of $15,000 and each other member of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $7,500. The Chair of the ESG Committee received an additional annual cash retainer of $15,000 and each other member of the ESG Committee received an additional annual cash retainer of $7,500.

For 2024, each of our independent directors also received an annual equity-based award in an amount equal to $80,000. The equity-based compensation paid to our independent directors in 2024 consisted of time-based LTIP Units. The LTIP Units generally vest on the first anniversary of the grant date.

The following table summarizes the compensation we paid to our independent directors in 2024.

Name	Fee Earned or Paid in Cash($)(1)	Stock Awards($)(2)	All Other Comp($)	Total($)
Henry Cole(3)	$105,000	$80,000	-	$185,000
Mattthew L. Cypher Ph.D.(3)	$77,500	$80,000	-	$157,500
Ron Marston(3)	$77,500	$80,000	-	$157,500
Zhang Huiqi(4)	-	-	-	-
Lori Wittman(3)	$90,000	$80,000	-	$170,000
Paula Crowley(3)	$80,000	$80,000	-	$160,000

(1)	Represents annual retainer fees earned during 2024.

(2)	The number of LTIP Units comprising each LTIP grant for the stated stock award dollar value was based on a price of $8.59 per LTIP unit, which was the 10-day volume weighted average price of the Company’s common stock as of May 15, 2024, the date of grant. The stock award values disclosed in this director compensation table are based on market values of the Company’s common stock at the time of grant, which differ from the values calculated in accordance with GAAP as reported in the Company’s audited historical financial statements included in the Company’s 2024 Annual Report. See Note 7 — Stock-Based Compensation in our 2024 Annual Report.

(3)	As of December 31, 2024, this director had 9,316 unvested LTIP Units.

Our Board of Directors may revise our directors’ compensation in its discretion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Audit Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.

Mr. Brandon Cole’s Employment

Mr. Brandon Cole, the son of Mr. Henry Cole, is employed by the Company as its Director of Operations. During 2024, Mr. Brandon Cole earned aggregate compensation of approximately $160,000 including base salary, non-equity incentive plan compensation and equity incentive plan compensation (at target level). Mr. Henry Cole did not have any role in determining the compensation paid to his son.

Mr. Brandon Cole’s compensation was determined jointly by our Chief Operating Officer, Ms. Danica Holley, and our Chief Financial Officer, Mr. Robert Kiernan, and approved by our Chief Executive Officer, Mr. Jeffrey Busch.

Approval of Transactions with Related Persons

The Board of Directors has adopted a written related persons transactions policy, to be followed in connection with all related person transactions involving the Company. Prior to entering into a related person transaction, the Audit Committee reviews the material facts of the transaction and either approves or disapproves of the entry into the transaction, subject to certain exceptions described in the policy. If advance Audit Committee approval is not feasible, then the transaction is considered and ratified (if the Audit Committee determines it to be appropriate) at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the transaction is material to the Company.

Under our Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee is also responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been preapproved pursuant to preapproval guidelines or rules established by the Nominating and Corporate Governance Committee or the Board.

Each of our Nominating and Corporate Governance Committee and our Audit Committee ratified Mr. Brandon Cole’s compensation for 2024. Mr. Henry Cole abstained from voting with respect to the Audit Committee ratification process.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2025. Although the ratification is not required by our bylaws or other governing documents, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. Even if the stockholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of us and our stockholders.

We expect that a representative of Deloitte will be present virtually at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2025 (Proposal 3 on the proxy card).

Fees Paid to Our Independent Registered Public Accounting Firm

The following is a summary of the fees incurred by the Company with Deloitte for professional services rendered for the years ended December 31, 2024 and 2023.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Audit Fees	$657,412	$631,497
Audit -Related Fees	$155,000	$250,000
Tax Fees	—	—
All Other Fees	$1,895	$1,895
Total	$814,307	$883,392

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the consolidated financial statements, audit of management’s assessment of internal controls, review of the interim consolidated financial statements, review of registration statements and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”, including, but not limited to, the preparation of comfort letters.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax planning and structuring and research and assistance.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. All fees paid to Deloitte in 2024 and 2023 described above were approved by the Audit Committee.

OTHER MATTERS

We do not know of any other matters to come before the Annual Meeting. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. (Continued and to be marked, dated, and signed on other side) PROXY GLOBAL MEDICAL REIT INC. Proxy for Annual Meeting of Stockholders on May 14, 2025 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jeffrey Busch and Jamie A. Barber, and each of them, with full power of substitution in each of them and power to act alone, as proxies to vote all the shares of the Company’s common stock, par value $0.001 per share, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders (the “Annual Meeting”) of Global Medical REIT Inc., a Maryland corporation (the “Company”), to be held virtually, by means of remote communications, on May 14, 2025 at 10:00 a.m. Eastern Time, and to otherwise represent the undersigned at the Annual Meeting, and at any adjournments or postponements thereof. In order to attend the meeting, you must register at https://web.viewproxy.com/GMRE/2025 by 11:59 p.m. Eastern Time on May 12, 2025. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and entering the password you received via email in your registration confirmation. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled “Question and Answers About the Annual Meeting.” The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given. The votes entitled to be cast by the undersigned will be cast as instructed below. If no instructions are given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for directors in proposal 1, and “FOR” proposals 2 and 3, all as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 14, 2025: The Proxy Statement and our 2024 Annual Report on Form 10-K are available at: https://web.viewproxy.com/GMRE/2025

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) The Board of Directors recommends that you vote “FOR” each of the nominees for directors in proposal 1, and “FOR” proposals 2 and 3. Proposal 1. To elect each of the following nominees to serve as director until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ VIRTUAL CONTROL NUMBER Proposal 2. Advisory vote to approve the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement. FOR ☐ AGAINST ☐ ABSTAIN ☐ Proposal 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. FOR ☐ AGAINST ☐ ABSTAIN ☐ Proposal 4. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Date Signature Signature (Joint Owners) VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting at the Annual Meeting or when granting a proxy to vote by Internet or Telephone. INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Go to www.AALvote.com/GMRE Vote Your Proxy by Phone: Call 1-866-804-9616 Vote Your Proxy by Mail: Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. NOMINEES: (5) Zhang Huiqi ☐ FOR ☐ AGAINST ☐ ABSTAIN (6) Paula R. Crowley ☐ FOR ☐ AGAINST ☐ ABSTAIN (7) Lori Wittman ☐ FOR ☐ AGAINST ☐ ABSTAIN NOMINEES: (1) Jeffrey M. Busch ☐ FOR ☐ AGAINST ☐ ABSTAIN (2) Matthew Cypher ☐ FOR ☐ AGAINST ☐ ABSTAIN (3) Ronald Marston ☐ FOR ☐ AGAINST ☐ ABSTAIN (4) Henry E. Cole ☐ FOR ☐ AGAINST ☐ ABSTAIN